Exhibit 10.1
PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
     THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is entered into as of September 2, 2005, by and between, Thoratec Corporation, a California Corporation, or its assignee (“Buyer”), and Aegis I, LLC (“Seller”), for the sale to Buyer of the Property (defined in Section 1.2.9) located in the City of Pleasanton (the “City”), County of Alameda (the “County”), and State of California (the “State”). In consideration of the mutual covenants and agreements set forth in this Agreement, Buyer and Seller agree as follows.
ARTICLE 1
DEFINITIONS AND EXHIBITS
     1.1 Defined Business Terms. Each of the following business terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:
          1.1.1 “Agreement Date” is the date first set forth above.
          1.1.2 “Closing” and “Closing Date” shall be January 5, 2006 and shall be the date upon which the Deed (defined in Section 1.2.3) is recorded in the Official Records of the County.
          1.1.3 “Deposit” is initially One Hundred Thousand Dollars ($100,000) delivered within two business days after the complete execution and delivery of this Agreement by the parties, and an additional Nine Hundred Thousand Dollars ($900,000) after delivery of the Inspection Approval Notice and the Title Notice, as more specifically set forth in Section 3.2.1.
          1.1.4 “Inspection Period” means the period expiring at 5:00 p.m. San Francisco time on the later of (i) thirty (30) days after the Agreement Date (to be increased to forty-five (45) days if the Phase I environmental report recommends further testing for, and Buyer elects to perform, Phase II environmental investigations), (ii) thirty days after delivery of the Due Diligence Materials, or (iii) thirty (30) days after full execution of the Lease Amendment.
          1.1.5 “Loan” means jointly the existing Secured Promissory Note between Seller as Borrower and Life Investors Insurance Company of America as Lender (“Existing Lender”) dated April 18th, 1997 and Deed of Trust and Security Agreement between Seller as Borrower and Life Investors Insurance Company of America as Lender dated April 18th, 1997 (“Deed of Trust”), a copy of each which has been received and acknowledged by Buyer.
          1.1.6 “Lease Amendment” means the Second Amendment to Office Lease which is to be executed between Seller and Tenant as provided in Section 7.2.
          1.1.7 “Purchase Price” is the sum of Twelve Million Five Hundred Fifty Thousand Dollars ($12,550,000) plus the amount of any assumption or prepayment fees or penalties associated with Buyer either assuming or prepaying the Loan on the Property plus the amount of the termination fee, if applicable, paid by Tenant to Buyer in accordance with the terms of the Lease Amendment.
     1.2 Other Defined Terms. In addition to the terms defined in Section 1.1 and elsewhere throughout this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:
          1.2.1 “Broker” means Colliers International, located at 1850 Mt. Diablo Boulevard, Suite 200, Walnut Creek, CA 94596.
          1.2.2 “Code” means the Internal Revenue Code of 1986, as amended.
          1.2.3 “Deed” means the Grant Deed conveying to Buyer title to the Real Property and Improvements as provided in Section 8.3.1.
          1.2.4 “Environmental Laws” mean any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions, Hazardous Materials or medical waste.
          1.2.5 “Escrow” means that certain Escrow to be opened with the Escrow Holder (defined in Section 1.2.6) with respect to this Agreement and the Closing of the sale of the Property.
          1.2.6 “Escrow Holder” means First American Title, 6665 Owens Drive, Pleasanton, CA 94588, Attention: Diane Burton, dburton@firstam.com, (925) 460-8228.
          1.2.7 “Hazardous Materials” means any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any of the Environmental Laws, including, without limitation, formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum products or by-products, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos or any by-product of same.
          1.2.8 “Lease” means the Lease with Tenant (defined in Section 1.2.12) in effect on the Agreement Date which shall be assigned to Buyer at the Close of Escrow. Buyer and Seller agree that the Lease shall be amended as provided in Section 7.2.
          1.2.9 “Property” means all of the items referred to in subparagraphs (a), (b), (c), and (d) below:
               (a) Real Property. All that certain real property and appurtenances located in AlamadaCounty, California, being all of the development commonly known as 6101 Stoneridge Drive, Pleasanton, CA, all as more particularly described in Exhibit A attached hereto (the “Real Property”);

               (b) Improvements. All buildings, improvements and fixtures located on the Real Property, excluding any trade fixtures owned by Tenant (all of which are collectively referred to as the “Improvements”);
               (c) Personal Property. The personal property of Seller located on or in or used in connection with the Real Property and Improvements described in Exhibit B attached hereto (the “Personal Property”); and
               (d) Intangible Property. All of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use and operation of the Real Property, Improvements and Personal Property, including, without limitation, (1) all entitlements and approvals, building permits, zoning approvals, variances, conditional use permits and any and all documents and work products relating thereto in which Seller has an interest; (2) all warranties or guaranties for the Improvements or Personal Property; and (3) all contract or lease rights, agreements, utility contracts, Service Contracts (defined in Section 1.2.10), or other rights relating to the ownership, use and operation of the Property, as defined below (all of which are collectively referred to as the (“Intangible Property”).
          1.2.10 “Service Contracts” mean each contract relating to the ownership, operation or maintenance of the Property set forth on Exhibit C.
          1.2.11 “Survey Matters” mean any matters affecting title to the Property that are disclosed on a survey of the Property or which would have been disclosed if Buyer had obtained a survey of the Property prior to Close of Escrow.
          1.2.12 “Tenant” means ORACLE USA, INC. (as Assignee from PEOPLESOFT, INC. pursuant to the Master Assignment and Assumption Agreement dated March 1, 2005) (as tenant under the Lease dated May 9, 1996, as amended by the First Amendment to Office Lease dated April 1, 1997), a true copy of which is attached hereto as Exhibit H.
          1.2.13 “Title Company” means the title insurance division or affiliate of the Escrow Holder.
          1.2.14 “Title Exceptions” mean all of the exceptions to title (excluding the Title Company’s preprinted standard exceptions) listed on the Title Commitment (defined in Section 4.1) plus the Survey Matters.
     1.3 Exhibits: Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A	-	Legal Description
Exhibit B	-	Description of Personal Property
Exhibit C	-	Service Contracts
Exhibit D	-	Deed and Transfer Tax Statement

Exhibit E	-	Bill of Sale and Assignment
Exhibit F	-	Rent Roll
Exhibit G	-	Form of Tenant Estoppel Certificate
Exhibit H	-	Lease
ARTICLE 2
PURCHASE AND SALE
     Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on all of the terms and conditions set forth in this Agreement.
ARTICLE 3
FINANCIAL TERMS
     3.1 Purchase Price. The total Purchase Price for the Property shall be paid in cash to Seller at the Close of Escrow minus the remaining principal amount of the Loan if the Loan is assumed by Buyer.
     3.2 Terms of Payment. Buyer shall pay the Purchase Price to Seller as follows:
          3.2.1 Deposit. Within two (2) business days after the complete execution and delivery of this Agreement by the parties, Buyer shall deliver to Escrow Holder the amount of the initial Deposit in the form of a check payable to Escrow Holder or by wire transfer of same day funds. Within two (2) business days following the later of the date of Buyer’s Inspection Approval Notice and the date of Buyer’s Title Notice, Buyer shall deliver to Escrow Holder the amount of the additional Deposit in the form of a check payable to Escrow Holder or by wire transfer of same day funds.
          3.2.2 Investment of the Deposit. Buyer may instruct the Escrow Holder to invest the Deposit in short-term, high-grade securities, interest bearing bank account, bank certificates of deposit or bank repurchase agreements. All income thereon shall be released to the party entitled to receive the Deposit.
          3.2.3 Application of the Deposit. The Deposit shall be non-refundable only if and when Buyer delivers to Seller and Escrow Holder both of the following: (i) the Title Notice (defined in Section 4.4) and (ii) the Inspection Approval Notice (defined in Section 6.3). If either of the Title Notice or the Inspection Approval Notice is not timely delivered by Buyer, this Agreement shall be terminated and the Deposit returned to Buyer. If the sale of the Property is consummated, the Deposit and any interest thereon released to Seller shall be credited against the Purchase Price. If the Title Notice and the Inspection Approval Notice is timely delivered by Buyer and the sale of the Property is not consummated, the Deposit and any interest thereon will be released based on the terms of this Agreement. Until the expiration of the Inspection Period, Escrow Holder shall release the Deposit to Buyer upon the sole instruction of Buyer and upon such release, this Agreement and the Escrow are terminated. Anything to the contrary in this Agreement notwithstanding, in no event shall the Deposit be returned to Buyer until the Due Diligence Materials have been reasonably returned to Seller as required by Section 6.3; provided however, once the additional Deposit has been delivered into Escrow, the amount of the Deposit to be retained in Escrow pending Seller’s confirmation of the return of the Due Diligence Materials shall be $200,000 (the remaining $800,000 to be immediately released to Buyer in accordance with the terms of the Agreement). Seller agrees to promptly instruct Escrow Holder to release the Deposit (or the retained amount of the Deposit) following Seller’s receipt of the Due Diligence Materials from Buyer.
          3.2.4 Payment of the Purchase Price. On or before the Closing Date, Buyer shall deposit the balance of the Purchase Price with Escrow Holder. The amount required to be deposited hereunder shall be reduced by the amount of the Deposit and by all credits due Buyer under this Agreement, and increased by all items chargeable to Buyer under this Agreement.
ARTICLE 4
APPROVAL OF TITLE
     4.1 Title Commitment. Within three (3) business days after the Agreement Date, Seller shall cause Title Company to issue to Buyer at Buyer’s expense a preliminary title report or commitment for an ALTA owner’s policy of title insurance covering the Property, together with copies of all exceptions and matters of record referred to therein (said preliminary report or commitment, together with the materials referred to above shall be referred to as the “Title Commitment”).
     4.2 Survey. If Buyer so elects, Buyer may obtain an updated survey of the Property (the “Survey”) at its sole cost and expense and shall notify Seller and Escrow Holder of such election within five (5) business days of the Agreement Date. Upon such election, Buyer shall attempt to obtain and deliver to Seller and Escrow Holder a copy of the Survey not later than fifteen (15) business days after the Agreement Date.
     4.3 Title and Survey Review. Buyer shall have until the later of (i) ten (10) business days after receipt of the Title Commitment or (ii) five (5) business days after receipt of the updated Survey to notify Seller of any Title Exceptions that are not acceptable to Buyer (all such items shall be referred to as “Title Objections”). The failure of Buyer to provide written notice of Title Objections shall be deemed a notice that all Title Exceptions are Title Objections.
     4.4 Seller’s Right to Cure. Within five (5) business days after receipt of Buyer’s notice of Title Objections, Seller shall provide written notice to Buyer and Escrow Holder as to which, if any, of the Title Objections Seller shall cause to be removed of record or otherwise cured by the Closing Date (the exceptions which Seller agrees to cause to be removed are the “Approved Title Objections”). Other than the Loan which Buyer will either assume or pay off, Seller must cure all exceptions relating to deeds of trust, mortgages, or mechanics’ liens which can be removed by the payment of money (“Monetary Liens”) and such matters shall be deemed Approved Title Objections; provided that such Monetary Liens are cured prior to Closing and do not remain as exceptions to title on the Title Policy. If Seller elects to cure less than all of the other Title Objections, then Buyer shall have the right, upon written notice to Seller, to acquire the Property subject to the Title Objections except for the Approved Title Objections, without any abatement in the Purchase Price, or Buyer may elect to terminate this Agreement in which event the Deposit and any interest thereon shall be refunded to Buyer.

Within three business days of receipt of Seller’s notice of the Approved Title Objections, Buyer shall provide Seller and Escrow Holder notice (the “Title Notice”) of whether Buyer is electing to terminate the Agreement or acquire the Property subject to the terms noted above. Buyer’s failure to timely deliver the Title Notice shall be deemed its election to terminate the Agreement in which event the Deposit and any interest thereon shall be refunded to Buyer.
     4.5 Permitted Exceptions. The Title Exceptions approved by Buyer or deemed approved by Buyer, property or other general or special taxes or assessments not yet due, and liens or other encumbrances arising as a result of Buyer’s acts are referred to herein as the “Permitted Exceptions.”
     4.6 Title Policies. As a condition to Closing, Seller shall cause the Title Company to issue to Buyer a standard Owners Form Policy of Title Insurance, or at Buyer’s election an ALTA Owner’s Policy of Title Insurance (Form B, revised 10/17/70) with extended coverage or comparable policy, insuring fee simple title to the Real Property and the Improvements vested in Buyer, subject only to the Title Company’s standard printed exceptions (other than creditors’ rights and arbitration provisions which shall be deleted or endorsed over) and the Permitted Exceptions, and including any special endorsements Buyer may reasonably request, with liability in the amount of the Purchase Price (the “Title Policy”). In the event Buyer elects to assume the Loan, as an additional condition to Closing, Seller, at the expense of Buyer, shall cause the Title Company to issue to Existing Lender such endorsements as Existing Lender shall require to insure the continuing validity and priority of the Deed of Trust (the “Lender Policy”).
ARTICLE 5
ACCESS
     5.1 Right of Entry. During the Inspection Period and thereafter for as long as this Agreement is in force and the required insurance coverage is maintained, Seller grants to Buyer, its agents, employees or nominees, a license to enter into and upon the Property for the purpose of conducting its due diligence inspection of the Property or preparing plans and specifications or other materials in connection with separating the east and west wings of the building for multi-tenant occupancy, subject to the provisions of this Section and any notice requirements under the Lease. Prior to any entry onto the Property, Buyer will deliver to Seller a certificate of insurance. Buyer shall not undertake to perform any soil borings, ground water samples, environmental Phase II tests or other invasive testing of the Property, including any such testing for the presence of any asbestos, hazardous or toxic materials, without the prior written consent of Seller, which may be denied in Seller’s reasonable discretion. In the event any contamination is found, Buyer shall keep such knowledge confidential except as otherwise required by law, and upon request, but only upon such request, immediately provide Seller with a copy of such report. Unless disclosure is required by law, Buyer covenants and agrees that it shall not contact or inform Seller, any public or quasi-public agencies, or any third parties of such information, without the prior written consent of Seller, which may be denied in Seller’s sole and absolute discretion. All costs, expenses, liabilities or charges incurred in or related to the performance of any and all inspections undertaken by or on behalf of Buyer shall be paid by Buyer, excluding costs, expenses, liabilities or charges relating to any pre-existing condition. If Buyer does not elect to proceed with the purchase of the Property as provided herein, Buyer shall: (a) cause the Property to be returned to the same condition as it was prior to any testing done on or with respect to the Property; (b) deliver to Seller copies of all tests, reports or inspections that Buyer has conducted on or with respect to the Property (except for environmental tests unless expressly requested by Seller); and (c) return to Seller all documents and materials supplied to Buyer by Seller. Until the foregoing has been completed to the reasonable satisfaction of Seller, Escrow Holder shall have no obligation to return the Deposit to Buyer. Buyer agrees to indemnify and hold Seller harmless from any damage or injury to persons or property to the extent caused by Buyer or its authorized representatives during their entry and investigations prior to Closing, but Buyer shall not be responsible for any defects or contamination discovered as a result. This indemnity shall survive the termination of this Agreement or the Closing.
     5.2 Access to Information. From and after the Agreement Date, Seller shall allow Buyer and its agents and consultants reasonable continuing access during business hours to (i) financial reports and records of Seller relating to the Property; (ii) Tenant files and correspondence relating to the Property or the Lease; and (iii) other data in Seller’s possession directly related to the Property. In addition, Seller shall provide to Buyer, within ten (10) business days following the Agreement Date, an insurance certificate indicating Seller’s insurance carried on the Property.
     5.3 Vendors. Seller and its agents shall allow (and Seller hereby authorizes) Buyer to contact any or all of the contracting parties under any Service Contracts, and/or the obligors under any warranties or guarantees relating to the Property, with respect to determining and verifying the precise terms and nature of their contract rights, as the case may be. Seller shall cooperate and lend prompt assistance to Buyer in making any such contact.
ARTICLE 6
INSPECTION AND CONTINGENCIES
     6.1 Due Diligence Materials. Within three business days after the Agreement Date, to the extent such items are in Seller’s actual possession, Seller shall deliver to Buyer true and correct copies of all of the “Due Diligence Materials” listed below for review and approval in Buyer’s sole discretion. Seller shall notify Buyer in writing when all such items have been so provided to Buyer. Buyer shall promptly notify Seller if after the aforesaid three business day period, Buyer discovers that an item has not been furnished by Seller which was required to be furnished under this section, and Seller shall promptly furnish such items to Buyer, without extension of the Inspection Period. The Due Diligence Materials to be provided by Seller are as follows:
          6.1.1 Contracts. Such that they are in Seller’s possession, copies of any certificates of occupancy, warranties and Service Contracts relating to the Property.
          6.1.2 Financial Statements. Annual profit and loss statements, including capital expenditures for the building for 2003, 2004 and 2005 to date, and current rent roll including individual tenant rent and CAM payment history, real estate tax bills, insurance coverage for the last two full calendar years of operation of the Property and the 2005 operating budget.
          6.1.3 Lease. A copy of the Lease, including without limitation, all amendments, modifications, assignments of the Lease .
          6.1.4 Plans and Inspections. To the extent in Seller’s possession, copies of any “as-built” plans for the Property, including site, structural, seismic, roof, mechanical, electrical, ADA, CC&R and soils reports.
          6.1.5 Permits. Copies of all governmental permits and approvals held by Seller and relating to the construction, operation, use or occupancy of any part of the Property.
          6.1.6 Environmental. Copies of any Phase I, Phase II, or other environmental reports relating to the Property in the possession of the Seller.
          6.1.7 Survey. Copies of the most recent ALTA boundary and topographical survey of the Property, with listing of any easements.
     6.2 Inspection Period. Buyer shall be entitled to examine the Property, the Due Diligence Materials, Seller’s business records and tenant files relating to the Property, and other economic, governmental, development and marketing feasibility, and physical studies and analyses as Buyer may require (the “Inspection Matters”). During normal business hours and on not less than two (2) business days advance notice, Buyer shall have the right to inspect and copy Seller’s business records, tenant files and other documents in Seller’s possession relating to the Property which are not included in the Due Diligence Materials. The examination, analyses and studies shall be completed during the Inspection Period. Buyer may disapprove any Inspection Matters in its sole and subjective discretion.
     6.3 Notice. Buyer shall provide Seller and Escrow Holder written notice of approval or disapproval of the Inspection Matters (the “Inspection Approval Notice”) prior to the expiration of the Inspection Period. This Agreement shall be deemed terminated on the expiration of the Inspection Period if Buyer does not timely provide the Inspection Approval Notice to Seller and Escrow Holder. Upon actual or deemed termination, the Due Diligence Materials shall be returned to Seller, the Deposit and any interest thereon shall thereafter be returned to Buyer, and there shall be no further obligation on the part of either party.
ARTICLE 7
LEASE AND SERVICE CONTRACTS
     7.1 Contracts. Attached hereto as Exhibit F is the “Rent Roll” for the Property that reflects the Lease at the Property. Attached hereto as Exhibit C is a list of the Service Contracts, if any, are to be assigned to Buyer at the Close of Escrow under the terms and conditions of the Bill of Sale and Assignment attached hereto as Exhibit E. Buyer may elect not to accept the assignment of any such Service Contract by providing written notice of such election to Seller and Escrow Holder prior to the expiration of the Inspection Period; provided, however, if Buyer makes such election it shall reimburse Seller for any necessary costs associated with the termination.
     7.2 Seller Condition of Sale. Seller, as a condition to Seller’s obligation to sell, shall within (10) business days following execution of this agreement (“Seller Condition Removal Date”), negotiate a Lease Amendment with Tenant which will provide for a lease termination for an area of approximately 34,499 rentable square feet comprised of the eastern 1/2 of the building. Any agreement shall be subject to the satisfaction of Seller in its sole and absolute discretion provided only that the termination shall be effective for a date no later than the Closing Date and that the existing rights of Tenant to renew the term of the Lease are declared null and void. Should Seller fail to execute said agreement with Tenant prior to the Seller Condition Removal Date, this Agreement shall immediately terminate, the Deposit shall be returned to Buyer, and all rights and obligations of Seller and Buyer hereunder shall become null and void. Should Seller satisfy this condition prior to the Seller Condition Removal Date, Seller shall immediately notify Buyer in writing of Seller’s waiver of this Seller Condition of Sale. Any agreement with Tenant may also contain (i) a contingency that the effectiveness of any such agreement would be subject to Buyer electing to provide Seller with the Inspection Approval Notice and (ii) a waiver of the requirement of Tenant to restore any of the existing improvements in the Property at the expiration of the lease term of Tenant.
ARTICLE 8
ESCROW AND CLOSING
     8.1 Closing. The Closing shall occur on the Closing Date set forth in Section 1.1.2.
     8.2 Escrow. Within two (2) business days after the Agreement Date, the parties shall deliver a fully executed copy of this Agreement to Escrow Holder. This Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder, and upon the opening of escrow, Escrow Holder is authorized to act in accordance with the terms of this Agreement. The parties shall execute such additional and supplementary escrow instructions as may be appropriate or required by Escrow Holder to enable the Escrow Holder to comply with the terms of Agreement. If there is any conflict or inconsistency between such general provisions and this Agreement, this Agreement shall control.
     8.3 Seller Deliveries in Escrow. Prior to the Closing, Seller shall deliver to Escrow Holder for delivery to Buyer the following:
          8.3.1 Deed. The Deed, in the form attached hereto as Exhibit D, together with the separate statement of transfer taxes in the form attached hereto as part of the Deed, duly executed and acknowledged.
          8.3.2 Bill of Sale and Assignment. The Bill of Sale and Assignment, in the form attached hereto as Exhibit E (the “Bill of Sale and Assignment”), duly executed by Seller.
          8.3.3 FIRPTA Affidavit. An affidavit from Seller, in form, scope and substance reasonably satisfactory to Buyer and Escrow Holder, reaffirming Seller’s representation and warranty that it is not a foreign person under Section 1445, et seq., of the Code.

          8.3.4 State Withholding Certificate. A properly executed California Form 593-C certifying that Seller is a California resident.
          8.3.5 Owner’s Affidavit. Such matters as may be required by the Title Company, on or in forms required by the Title Company in order to issue the Title Policy (hereinafter defined) as specified in this Agreement.
          8.3.6 Tenant Notice. Written notice from Seller to the Tenant under the Lease informing them of the transfer of ownership of the Property.
          8.3.7 Closing Statement. Seller’s approval of the closing statement prepared by the Escrow Holder.
          8.3.8 Authority. Evidence reasonably satisfactory to the Title Company of the power and authority of Seller to enter into and consummate this Agreement.
          8.3.9 Lease Amendment. An amendment to the Lease (“Second Amendment to Lease”) which establishes, to Buyer’s reasonable satisfaction, that the Lease will terminate for approximately 34,499 rentable square feet comprised of the eastern half of the building (“Terminated Premises”) on or before the Closing Date and that there shall be no renewal or expansion rights for Tenant under the Lease and such other terms as reasonably required by Seller to modify the Lease for multi-tenant use of the Property.
     8.4 Seller Deliveries to Buyer. Concurrently with the Closing, or as soon thereafter as practical, Seller shall deliver to Buyer the following (which at the request of Buyer shall be delivered to Buyer’s on-site property manager):
          8.4.1 Lease and Contracts. Originals of the Lease and the correspondence and business files for Tenant under the Lease and originals of any Contracts assumed by Tenant and the correspondence and business files relating thereto.
          8.4.2 Building Permits. Originals or copies of building permits and certificates of occupancy for the Improvements and all Tenant-occupied space included within the Improvements to the extent in Seller’s possession.
          8.4.3 Plans. One complete set of the final as-built plans and specifications for the Improvements, certified by the architect and engineer for the design and construction of the Improvements, if in Seller’s possession.
          8.4.4 Records. All licenses, warranties and guaranties in Seller’s possession from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements and any tenant improvements.
          8.4.5 Keys. Keys to all doors in the Property.

     8.5 Buyer Deliveries in Escrow. At or prior to the Closing Date, Buyer shall deliver to Escrow Holder for delivery to Seller the following:
          8.5.1 Funds. The funds required of Buyer under the terms of this Agreement.
          8.5.2 Bill of Sale and Assignment. A counterpart of the Bill of Sale and Assignment duly executed by Buyer.
          8.5.3 Closing Statement. Buyer’s approval of the closing statement prepared by the Escrow Holder.
          8.5.4 Authority. Evidence reasonably satisfactory to the Title Company of the power and authority of Buyer to enter into and consummate this Agreement.
     8.6 Other Documents. Seller and Buyer shall, prior to the Closing Date, execute any and all documents and perform any and all acts reasonably necessary or appropriate to consummate the purchase and sale pursuant to the terms of the transaction set forth in this Agreement. Such documents may include a closing statement reflecting all prorations, adjustments and closing costs, and escrow instructions for Closing, an agreement designating the Escrow Holder as the “Reporting Person” for the transaction pursuant to Section 6045 (e) of the Code and the regulations promulgated thereunder, or such other documentation as the Title Company may reasonably require for the issuance of the Title Policy.
     8.7 Closing Costs. All closing costs or expenses of escrow shall be paid as follows:
          8.7.1 Title Insurance. Buyer shall pay the title insurance premium for Standard Coverage Policy of Title Insurance in the amount of the Purchase Price for the Property and Buyer shall also pay the additional premium cost of an ALTA title policy or other extended coverage. Buyer shall also pay the premium for such endorsements as Buyer may request.
          8.7.2 Recording Fees. Buyer shall pay the cost of recording the Deed and any other documents.
          8.7.3 Transfer Taxes. Seller shall pay up to $1.10/ $1,000 of transfer taxes to convey the Property to Buyer from Seller.
          8.7.4 Other. Buyer shall pay the escrow fees charged by the Escrow Holder. Each party shall be responsible for its own attorneys’ fees. If Buyer terminates this Agreement during the Inspection Period, Buyer shall pay for any title and escrow cancellation fees.
     8.8 Prorations. All prorations and adjustments for the Property shall be made as of midnight of the day preceding the Closing Date, unless another date is mutually agreed in writing by the parties (the “Adjustment Date”) and shall be based on a 365-day year. If the prorations and adjustments are found to be incorrect within twelve months after the Closing Date, Seller and Buyer agree to re-prorate or readjust the same accordingly. All prorations and adjustments shall be in cash and those made as of the Close of Escrow shall be made as a cash credit or debit as follows:

          8.8.1 Taxes. Seller and Buyer shall prorate general real estate taxes and assessments payable for the current tax year as of the Adjustment Date based on the most current information available from the prevailing taxing authority.
          8.8.2 Rent. All rental payments, additional Rent, common area maintenance charges, charges for taxes and insurance premiums or for escalation thereof, if any, and other charges payable under the Lease (hereinafter collectively referred to as the “Rent”) received by Seller in and for the month in which the Closing Date occurs shall be prorated as of the Adjustment Date. With respect to any Rent arrearages under the Lease as of the Closing Date, such arrearages shall be treated as delinquent rent and if collected after the Closing Date shall be prorated as provided in Section 8.8.2 (ii).
               (i) Operating Expenses. Final proration of annual operating expenses which are reimbursable by Tenant or any portion thereof shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense). Buyer shall send customary statements for reimbursement of operating expenses and taxes to Tenant under the Lease and shall remit to Seller, upon receipt, Seller’s prorated share thereof, by allocating to Seller the product of the apportionable item for the entire billing period multiplied by a fraction, the numerator of which is the number of days within the specified billing period which occur before the Closing Date and the denominator of which is the number of days in the specified billing period.
               (ii) Delinquent Rent. If, on the Adjustment Date, Tenant is delinquent in the payment of any minimum or base monthly Rent and/or its prorata share of estimated Operating Expenses (herein referred to as “Base Rent”), then any delinquent Base Rent collected by Buyer after the Closing Date shall be successively applied to the payment of (i) Base Rent due and payable in the month in which the Closing Date occurs, which payment shall be prorated as of the Adjustment Date and the portion due Seller shall be paid by Buyer to Seller and (ii) Base Rent due and payable in the months preceding the months in which the Closing Date occurs, all of which payment shall be promptly paid by Buyer to Seller.
               (iii) Collection Efforts. Buyer shall not be obligated to take any steps to recover any Rent arrearages. If Buyer collects any Rent arrearages that are to be prorated between the parties as provided in Section 8.8.2 and its subsections, Buyer shall be permitted to deduct reasonable costs of collection incurred by Buyer. Seller shall have the right to commence and prosecute legal actions against Tenant for any delinquent Rent and other obligations arising or accrued prior to the Closing Date, as identified in Exhibit F, provided that such suit, action or enforcement proceeding does not seek or cause a termination of the Lease with Tenant or exercise remedies under the Lease other than to seek monetary damages. Buyer and Seller shall each promptly pay to the other any amount due such party as a result of any proration required under Section 8.8.2 and its subsections. If such payments are not paid within twenty days after receipt of written demand, then all such amounts shall bear interest at a rate of ten percent per annum until such time as all such amounts are paid in full. The terms and conditions set forth in Section 8.8.2 and its subsections shall expressly survive the Closing Date.

          8.8.3 Utilities. Except for charges for utilities metered directly to, and payable directly by, Tenant at the Property, Seller shall be responsible for all utility services to the Property and payment therefore up to the Closing Date and Buyer shall be responsible for such utility services and payment therefore thereafter. Seller shall notify each utility company of the change in ownership. Final readings and final billings for utilities shall be made as of the Adjustment Date to the extent practical. If final readings and billings cannot be obtained as of Closing, the final bills, when received shall be prorated based upon the number of days Seller owned the Property in such final billing period.
          8.8.4 Service and Maintenance Contracts. Seller shall be responsible for payment of all charges actually billed under any Service Contracts until the Closing Date.
          8.8.5 Preliminary Closing Statement. Seller and Buyer shall jointly prepare a preliminary Closing statement on the basis of the Lease and other sources of income and expenses and shall deliver such computation to the Escrow Holder prior to the Closing.
          8.8.6 Post-Closing Reconciliation. If any of these prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible. Any sums owed by one party to the other as a result of the calculations shall be paid within ten business days.
ARTICLE 9
CASUALTY OR CONDEMNATION
     9.1 Casualty. If any portion of the Property is damaged or destroyed prior to the Closing Date and (i) such damage or destruction is fully covered by Seller’s insurance (except for the deductible amounts thereunder), (ii) the repair would cost less than $1,500,000, (iii) the repair or restoration can be fully completed and the damaged portion of the Property ready for re-occupancy within six (6) months following the date of the casualty, as determined in the good faith business judgment of an independent third-party general contractor or construction manager mutually selected by Buyer and Seller, (iv) the insurer agrees to timely pay for the entire cost of such repair, and (v) would not result in the termination of Lease (in addition to the partial termination contemplated in the Lease Amendment), then this Agreement shall remain in full force and effect and, subject to the satisfaction of the closing conditions set forth in Sections 11 and 12, Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount under Seller’s insurance, and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction (including rental loss insurance). Otherwise, if any portion of the Property is damaged or destroyed prior to the Closing Date Buyer shall have the right upon written notice to Seller within ten days after notice of such damage or destruction to (a) terminate this Agreement and receive a refund of its Deposit, together with all interest thereon, or (b) proceed with the purchase of the Property under this Agreement and receive an assignment of all of Seller’s insurance policies and proceeds and a credit against the Purchase Price for the amount of any deductible plus any insurance proceeds previously paid to Seller for such damage or destruction to the extent not applied toward the repair of the damage. The failure of Buyer to provide such written notice shall be deemed an election to terminate. Buyer shall have the right to extend the Closing Date for ten business days to evaluate the scope of the damage and available insurance under Seller’s insurance policy.
     9.2 Condemnation. Prior to the Closing Date if there is a taking by condemnation of any Improvement, or any portion of the Property that would decrease the available parking, inhibit access to the Property or otherwise have a material adverse impact on the use or economic value of the Property in Buyer’s sole business judgment, Buyer shall have the right, upon written notice to Seller within ten business days after receipt of notice of such taking, to terminate this Agreement and receive its Deposit and all interest thereon. The failure of Buyer to provide such written notice shall be deemed an election to terminate. Buyer shall have the right to extend the Closing Date for thirty days to evaluate the scope of the taking and available condemnation proceeds. If Buyer does not elect to terminate this Agreement as provided above, or does not have the right to terminate, the parties shall proceed to close under the terms of this Agreement and Seller shall assign to Buyer at the Closing Date the proceeds of the condemnation award.
ARTICLE 10
COVENANTS OF SELLER
     10.1 Operation of Property. Prior to the Closing Date, Seller will operate the Property subject to the following provisions and limitations:
          10.1.1 Maintenance and Repair. Seller shall continue to operate and maintain the Property consistent with the present business and operations thereof. Seller shall notify Buyer and Buyer shall have the same approval rights as Seller with respect to any Tenant requests to undertake any alterations on the Property, which consent, following the end of the Inspection Period, shall be in Buyer’s reasonable discretion (and only if Buyer’s election does not violate any obligations of Seller under the Lease).
          10.1.2 Notices. Seller shall give immediate notice to Buyer in the event Seller receives notice or obtains knowledge of (i) the default of any party, or event which with the passage of time or giving of notice, or both, may constitute a default, pursuant to the Lease; (ii) any notice that Tenant has or may file bankruptcy or otherwise seek protection under any insolvency laws or any notice of an involuntary filing of a bankruptcy action against Tenant; (iii) the taking or threatened taking of the Property or any portion thereof by eminent domain; (iv) any casualty relating to the Property; (v) the filing or threat to file an action, claim or proceeding in any court or administrative agency against Seller which may affect the Property; (vi) notice of any violations of Environmental Laws with respect to the Property or notice of any violation of any other laws, legal requirements or approvals relating to the condition or operation of the Property; or (vii) any change of any fact or circumstance which would cause any Seller representation or warranty in Article 12 to be untrue or inaccurate in any material respect or in the estoppel certificate delivered to Buyer hereunder.
          10.1.3 Payments. Seller has paid, or will pay in full prior to Closing Date, for services performed prior to the Closing Date, all bills and invoices for labor, goods, materials and services of any kind relating to the Property, utility charges (not payable by Tenant) with the exception of insignificant expense items, the non-payment of which will not result in a lien on the Property, and which items Seller agrees to pay in a timely fashion after Closing Date. Any alterations, installations, decorations, and other work required to be performed under the agreements affecting the Property have been, or will by Closing be, completed and are, or will be, paid in full or within the time frame required under the applicable construction contract.
          10.1.4 Assumption or Payoff of Existing Loan. Buyer shall have until November 1, 2005 in which to notify Seller in writing of Buyer’s election to direct Seller to payoff the Loan on the Property (the “Request for Payoff”). Should Buyer elect to have Seller pay off the Loan, Seller shall do so at the sole expense of Buyer on or prior to the Closing Date and any costs associated with the payoff shall be paid by Seller, but the Purchase Price shall be increased by the exact amount of any amounts paid by Seller in connection with the payoff. Should Buyer fail to notify Seller of the Request for Payoff on or before November 1, 2005, it shall be deemed that Buyer has elected to assume the Loan and Buyer shall, prior to the Closing Date, perform said assumption (and all costs associated therewith shall be paid by Seller, but the Purchase Price shall be increased by the exact amount of any amounts paid by Seller in connection with the assumption of the Loan).
          10.1.5. Performance Under Lease; No Amendment. Seller shall fully and timely perform all obligations required of Seller under the Lease and shall require timely performance by Tenant its obligations thereunder. Except for the Lease Amendment, Seller shall not amend or modify the Lease in any material manner without Buyer’s consent, which consent, following the end of the Inspection Period, may be withheld in Buyer’s sole discretion (and only if Buyer’s election does not violate any obligations of Seller under the Lease).
     10.2 Maintenance of Insurance. Seller currently maintains casualty insurance for the Property. Such insurance provides for one hundred percent replacement cost coverage with a deductible not greater than $10,000.00 and coverage for loss of Rent for at least twelve months. Seller agrees to use commercially reasonable efforts to maintain such insurance (or comparable insurance) until the Closing Date.
ARTICLE 11
CONDITIONS PRECEDENT TO CLOSING
     11.1 Buyer’s Conditions. Anything in this Agreement to the contrary notwithstanding, Buyer’s obligation to acquire the Property and to perform other covenants and obligations prior to Closing shall be subject to and contingent upon the satisfaction of the following conditions precedent within the time periods set forth:
          11.1.1 Approval of the Property. By the end of the Inspection Period, Buyer shall provide the Inspection Approval Notice. The failure of Buyer to provide the Inspection Approval Notice within said time period shall be deemed disapproval, the Agreement shall be terminated, and the Deposit and any interest thereon returned to Buyer.
          11.1.2 Title Policy. Buyer’s review and approval of the proforma Title Policy, containing the endorsements required by Buyer, Buyer’s delivery of the Title Notice, and the written confirmation by Title Company of its commitment to issue the Title Policy, together with all endorsements, in the form of the proforma Title Policy approved by Buyer, and, if applicable, the written confirmation by Title Company of its commitment to issue the Lender Policy.
          11.1.3 No Changes. The physical condition of the Property shall be substantially the same on the Closing Date as on the Agreement Date, reasonable wear and tear excepted, except as otherwise dealt with in Article 9. As of the Closing Date there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing Date would materially adversely affect the value of the Property.
          11.1.4 Estoppels. Buyer’s review and approval or disapproval of the Tenant estoppel certificate in substantially the form attached hereto as Exhibit G. Seller shall deliver the estoppel certificate to Tenant not later than ten business days after the end of the Inspection Period. Seller agrees to request Tenant to execute and deliver its estoppel certificate as soon as possible after the date Tenant receives the estoppel, and Seller agrees to diligently attempt to obtain such estoppel certificate from Tenant provided that should Tenant fail to return the estoppel certificate, the estoppel certificate shall be deemed conclusive, true, and correct as provided in Section 23 of the Lease
          11.1.5 Seller Deliveries. Seller shall have delivered to Escrow and to Buyer the items required by Sections 8.3, 8.4 and 8.6.
          11.1.6 Seller’s Representations and Warranties. All representations and warranties of Seller shall be true and correct as of the Agreement date and as of the Closing Date.
          11.1.7 Obligations Under Lease Amendment; No Lease Default. Tenant shall have fully vacated the Terminated Premises prior to the Closing Date and performed all other actions, if any, to be performed by Tenant under the Lease Amendment on or prior to the Closing Date. Additionally, there shall be no uncured material default under the Lease as of the Closing Date.
     11.2 Seller’s Conditions. Anything in this Agreement to the contrary notwithstanding, Seller’s obligation to sell the Property and to perform other covenants and obligations prior to Closing shall be subject to and contingent upon the satisfaction of the following conditions precedent:
          11.2.1 Buyer’s Deliveries. Buyer shall have delivered to Escrow the items required by Sections 8.5 and 8.6.
     11.3 Failure of Satisfaction of Conditions. If any one or more of the matters referred to in each of the subsections of Section 11.1 or Section 11.2 has not been reviewed and approved or waived in writing by the appropriate party on or before the date set forth therein for each condition precedent, then such condition precedent shall be deemed unsatisfied, the Deposit, together with all interest, shall be returned to Buyer, this Agreement hereby terminated, and neither party shall have any further liability or obligation hereunder.
ARTICLE 12
REPRESENTATIONS & WARRANTIES

     12.1 Seller Warranties. Seller hereby makes the following representations and warranties to Buyer. Each representation and warranty made “to the best of Seller’s knowledge’ means to the actual knowledge of Edward D. Pike III (the “Certifying Party”) without inquiry of third parties or any independent investigation. The Certifying Party is Seller’s property manager for the Property and the employee of Seller most knowledgeable about the Property.
          12.1.1 Entity. With respect to Seller and its business:
               (i) Authority. Seller has all necessary power and authority to own, use and transfer its properties (including the Property) and to transact the business in which it is engaged, and holds all licenses and permits necessary and required therefore, and has full power and authority to enter into this Agreement, to execute and deliver the documents required of Seller herein, and to perform its obligations hereunder.
               (ii) FIRPTA. Seller is not a foreign person or entity under Section 1445 of the Code.
          12.1.2 Lease. The list of the current Lease set forth in the Rent Roll is true and correct as of the Agreement Date. Except for the Lease, there are no other leases, licenses or other agreements providing a party any right of occupancy of the Property that would become an obligation of Buyer after the Closing Date.
          12.1.3 Litigation. Seller has not been served notice of any litigation or administrative proceeding pending affecting the Property. To the best of Seller’s knowledge, there is no threatened litigation or proceeding by any public board or body, any governmental or administrative agency or instrumentality, any Tenant, or by any other person or entity affecting the Property.
          12.1.4 Condemnation. There is no pending or, to the best of Seller’s knowledge, threatened condemnation, environmental, zoning or other land-use regulation proceeding against the Property or any portion thereof. Seller has no knowledge or notice of any public request, plans or proposals for changes in access or other municipal improvements that may affect the Property or result in a tax, levy or assessment against the Property or otherwise detrimentally affect the use, operation or value of the Property.
          12.1.5 Environmental. With respect to environmental matters affecting the Property:
               (i) To the best of Seller’s knowledge, the Property is not in violation of any of the Environmental Laws except as may be disclosed in the Due Diligence Materials.
               (ii) To the best of Seller’s knowledge no person, has engaged in any operations or activities upon, or any use or occupancy of the Property, for the purpose of or in any way involving the handling, manufacture, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under or in the Property, or transported any Hazardous Materials to, from or across the Property in violation of the Environmental Laws except as may be disclosed in the Due Diligence Materials. Seller has not given notice to any Tenant regarding any such activity.
               (iii) To the best of Seller’s knowledge, there are no underground storage tanks at the Property except as may be disclosed in the Due Diligence Materials.
               (iv) No notice of violation of any applicable zoning ordinance, or other law or regulation relating to the use, operation, occupancy or condition of the Property has been given to Seller by any governmental agency or authority or by any other party entitled to enforce any of the foregoing.
     12.2 Survival; Breach by Seller. The foregoing representations and warranties by Seller shall survive the Closing Date for one year, and shall be of no force or effect thereafter. In the event that, at or prior to the Closing Date, Buyer discovers any fact that renders any representation or covenant made in this Agreement by Seller untrue or misleading, and Seller had actual knowledge of the fact or circumstance rendering such representation or covenant untrue or misleading, then Seller shall be in default of this Agreement and Buyer may exercise the remedy in Section 14.2(b). If Seller did not have actual knowledge of the fact or circumstance rendering any representation or covenant made by Seller untrue or misleading, then Buyer’s sole remedy (which shall be exercised within ten days of any such discovery) shall be to either (i) terminate this Agreement, upon delivery of written notice thereof to Seller, whereupon the Deposit and interest earned thereon shall be returned to Buyer and this Agreement shall be deemed null and void and neither party shall have any further rights or obligations hereunder; or (ii) to close and take the Property “AS IS,” with no further liability on the part of Seller as to said representation, warranty or covenant and with no reduction in the Purchase Price. In the event that Buyer elects option (i) above, Seller shall first have the opportunity, but not the obligation, to cure or remedy any such matter within thirty days of Buyer’s delivery to Seller of written notice of such discovery, and the Closing Date shall be extended, if necessary, to enable Seller to cure any such matter within such thirty day period. If Buyer discovers a breach of warranty or representation made by Seller in Section 12.1 within one year after the Closing Date, Buyer shall notify Seller, in writing, within said one year period, of the specifics of such breach and Buyer’s sole recourse against Seller shall be to file an action or proceeding against Seller (but not against any partner, directors, officers, employees or agents of Seller) for the actual damages and consequential damages suffered by Buyer as a direct result of such breach(es). No action or proceeding thereon of any kind whatsoever shall be valid or enforceable, at law or in equity, if not commenced in the appropriate jurisdiction, within one year after the Closing Date.
     12.3 Buyer Warranties. Buyer hereby represents and warrants to Seller as follows:
          12.3.1 Authority. Buyer has all necessary power and authority to purchase the Property and to transact the business in which it is engaged. Buyer has full power and authority to enter into this Agreement, to execute and deliver the documents required of Buyer herein, and to perform its obligations hereunder.

          12.3.2 Approvals. Buyer is duly authorized to execute and deliver this Agreement and all documents and instruments and the transaction contemplated hereby or incidental hereto without approval or consent from any party.
ARTICLE 13
“AS IS” SALE
Buyer accepts the Property “AS IS” without representation or warranty of any kind, whether express or implied, by Seller as to physical condition or otherwise except as expressly provided in this Agreement. Buyer shall rely upon its own inspection and its own professional advisors in its examination of the Property and all improvements thereon. Buyer hereby represents, warrants, and covenants to Seller that, prior to the end of the Inspection Period, Buyer will conduct Buyer’s own investigation of the Property and the physical condition thereof, including, without limitation, accessibility and location of utilities, use of Hazardous Materials on, from, or under the Property, earthquake preparedness of the Property, all matters concerning the Property with respect to taxes, assessments, income and expense data, bonds, permissible uses, zoning, covenants, conditions and restrictions, and other matters which in Buyer’s judgment are necessary or advisable or might affect or influence Buyer’s use of the Property, or bear upon the value and suitability of the Property for Buyer’s intended purposes, or Buyer’s willingness to enter into this Agreement. Buyer shall provide Seller, upon request and at no cost or expense to Seller, with the results of any investigation of the Property performed by Buyer. Buyer recognizes that Seller would not sell the Property except on an “AS IS” basis, and acknowledges that Seller has made no representations or warranties of any kind in connection with the Property, except as expressly provided in Section 12 above. Buyer acknowledges that any and all leasing information, feasibility or marketing reports, or other information of any type that Buyer has received or may receive from Seller or Seller’s agents is furnished on the express condition that Buyer shall or would make an independent verification of the accuracy of any and all such information, all such information being furnished without any warranty whatsoever, except as specifically provided in Section 12 of this Agreement. Buyer’s representations, warranties and covenants, as set forth above, shall survive the Closing Date.
ARTICLE 14
LIQUIDATED DAMAGES AND DEFAULT
     14.1 BUYER’S DEFAULT AND LIQUIDATED DAMAGES. BUYER AND SELLER AGREE THAT SHOULD BUYER DEFAULT IN BUYER’S OBLIGATION TO PURCHASE THE PROPERTY WITHIN THE TIME AND IN THE MANNER SPECIFIED IN THIS AGREEMENT, SELLER SHALL BE RELEASED FROM ALL OBLIGATIONS IN LAW OR EQUITY TO CONVEY THE PROPERTY TO BUYER. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE ACTUAL DAMAGES THAT SELLER MAY SUFFER BECAUSE OF SUCH DEFAULT. THEREFORE SELLER AND BUYER AGREE THAT THE TOTAL AMOUNT OF THE DEPOSIT ACTUALLY DEPOSITED INTO ESCROW UNDER ANY OF THE PROVISIONS OF THIS AGREEMENT AND ANY INTEREST EARNED THEREON SHALL CONSTITUTE A REASONABLE ESTIMATE AND THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING, ALL OTHER CLAIMS TO

DAMAGES OR OTHER REMEDIES HEREIN INCLUDING, BUT NOT LIMITED TO, SPECIFIC PERFORMANCE, BEING EXPRESSLY WAIVED BY SELLER. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES AND EXPENSES PURSUANT TO SECTION 16.4 NOR WAIVE OR AFFECT BUYER’S INDEMNITY OBLIGATIONS.

/S/ DKG	/S/ EDP

BUYER’S INITIALS	SELLER’S INITIALS
     14.2 SELLER’S DEFAULT AND SPECIFIC PERFORMANCE. THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTION OF DAMAGES TO BE SUFFERED BY BUYER IF BUYER IS IN COMPLIANCE WITH ITS OBLIGATIONS UNDER THIS AGREEMENT AND SELLER BREACHES THIS AGREEMENT AND FAILS TO SELL THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, AND THEY HEREBY AGREE THAT BUYER’S ACTUAL DAMAGES IN THE EVENT OF SUCH BREACH WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO DETERMINE. ACCORDINGLY, THE PARTIES HERETO AGREE THAT BUYER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH BREACH BY SELLER SHALL BE EITHER (a) TO COMMENCE AN ACTION FOR SPECIFIC PERFORMANCE, BUT NOT FOR DAMAGES OF ANY KIND, EXCEPT FOR THOSE NORMALLY ASSOCIATED WITH AN ACTION FOR SPECIFIC PERFORMANCE INCLUDING ATTORNEYS’ FEES AND COSTS, OR (b) TO TERMINATE THIS AGREEMENT, RECOVER THE DEPOSIT, PLUS INTEREST ACCRUED THEREON            AND BUYER’S COSTS INCURRED IN CONNECTION WITH THIS AGREEMENT IN THE AMOUNT OF ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

/S/ DKG	/S/ EDP

BUYER’S INITIALS	SELLER’S INITIALS
ARTICLE 15
BROKER’S COMMISSION
Seller and Buyer each represents and warrants to the other that it has not used any broker, agent, finder or other person in connection with the transaction contemplated hereby to whom a brokerage or other commission or fee may be payable, other than the Broker. Seller shall pay a commission to the Broker in accordance with the terms of a separate agreement if, and only if, escrow actually closes and regardless of whether the failure to close was caused by Seller’s default. Each party indemnifies and agrees to defend, protect and hold the other harmless from any claims resulting from the breach by the indemnifying party of the warranties and representations in this Section.
ARTICLE 16
GENERAL PROVISIONS
     16.1 Notice. Any notice, request, demand, consent, approval or other communication (any of which is hereinafter called “Notice”) provided or permitted under this Agreement shall be in writing, signed by the party giving such Notice, and shall be deemed to have been given:

(a) upon hand delivery, (b) one day after being deposited with Fed Ex or another reliable overnight courier service, (c) upon delivery if transmitted by facsimile, or (d) two days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If to Seller:	Aegis I, LLC
3470 Mt. Diablo Blvd., Suite A-205
Lafayette, CA 94549
Attn.: Edward D. Pike III
Phone: (925) 299-4878
Fax: (925) 299-4877

If to Buyer:	Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attn: General Counsel
Phone: (925) 847-8600
Fax: (925) 734-4070

With a copy to:	Reed Smith LLP
Two Embarcadero Center, Suite 2000
San Francisco, CA 94111
Attn: Sherry Geyer, Esq.
Phone: (415) 659-5974
Fax: (415) 391-8269
Email: sgeyer@reedsmith.com

If to Escrow Holder:	To the address set forth in Section 1.2.6.
     Any party, by notice to the other party, given as set forth above, may change its address for purpose of receipt of any such Notice.
     16.2 Headings. The titles and headings of the various Articles and sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.
     16.3 Severability. If any of the provisions of the Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     16.4 Attorneys’ Fees. If a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs, attorneys’ fees and disbursements. Attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment. Such attorneys’ fees obligation is intended to be severable from the other provision of this Agreement and to survive and not be merged into any such judgment.
     16.5 Integration. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified, amended or otherwise changed in any manner except by a writing executed by the party against whom enforcement is sought. All exhibits attached hereto are incorporated herein by reference.
     16.6 Successors and Assigns. This Agreement and all covenants, terms and provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.
     16.7 Assignment. Seller may not assign its rights hereunder without the prior written consent of Buyer, which assignment shall not be unreasonably withheld. Buyer may assign its rights hereunder so long as Buyer covenants to remain responsible for full performance hereof through the Close of Escrow.
     16.8 Time of the Essence. Time is of the essence of every provision of this Agreement.
     16.9 Possession. Possession of the Property shall be delivered to Buyer on the Closing Date, subject to existing Lease.
     16.10 Construction. The parties acknowledge that with respect to the transactions contemplated herein: (a) each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto; (b) neither party has received from the other any accounting, tax, legal or other advice; and (c) each party has relied solely upon the advice of its own accounting, tax, legal and other advisor.
     16.11 Confidentiality and Publicity. Buyer and Seller shall at all times keep this transaction confidential and shall not disclose any matter or document concerning the Property to any third party, except to the extent necessary to (a) comply with applicable law and regulations, or (b) carry out the obligations set forth in the Agreement. Notwithstanding the foregoing, Seller acknowledges and agrees that following execution of the Agreement, Buyer shall be permitted to make required disclosure to the Securities and Exchange Commission concerning this transaction. Any disclosure to third parties shall indicate that the information is confidential and include a requirement that be so treated by the third party and not further disclosed to any other party. Prior to the Close of Escrow and Buyer’s acquisition of the Property, Buyer shall not make any press release or other public disclosure concerning this transaction without the prior written consent of Seller, which may be withheld at Seller’s sole discretion.

     16.12 Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which when taken together shall constitute one agreement. Signatures received by facsimile transmission shall be of the same force and effect as original signatures.
     16.13 Governing Law. The laws of the State of California shall govern this Agreement and any question arising hereunder shall be construed or determined according to such law.
     16.14 Waiver of Jury Trial. Buyer and Seller hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based hereon, arising out of, under or in connection with this Agreement or any other documents contemplated to be executed in conjunction herewith, or any course of conduct, course of dealings, statements whether verbal or written) or actions of either party or any exercise by any party of their respective rights under this Agreement or in any way related to the Property; this waiver being a material inducement for Buyer and Seller to enter into this Agreement.
     16.15 No Offer. The submittal of a draft of this Agreement, or the execution of this Agreement by either party, shall not constitute an offer. Neither party to this Agreement shall be bound to any of its terms until both parties have executed this Agreement.
ARTICLE 17
1031 EXCHANGE
Buyer agrees to cooperate with Seller in completing an exchange qualifying for nonrecognition of gain under Code section 1031 and the applicable provisions of the California Revenue and Taxation Code. Seller reserves the right to convert this transaction to an exchange at any time before the Closing Date. Seller and Buyer agree, however, that consummation of the transaction contemplated by this agreement is not predicated or conditioned on completion of such an exchange. If Seller elects to complete an exchange, Buyer shall execute all escrow instructions, documents, agreements, or instruments reasonably requested by Seller to complete the exchange. Buyer shall incur no additional liabilities, expenses, or costs as a result of or connected with the exchange.
[Signatures on the following page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLER:		BUYER:

Aegis I, LLC		Thoratec Corporation

By:	/s/ Edward D. Pike III	By:	/s/ D. Keith Grossman

	Edward D. Pike III	Name:	D. Keith Grossman
	Managing Member	Title:	President, Chief Executive Officer

EXHIBIT A
Legal Description
Exhibit A

Order Number:	0131-613838ala
Page Number:	9
EXHIBIT A
LEGAL DESCRIPTION
Real property in the City of Pleasanton, County of Alameda, State of California, described as follows:
PARCEL ONE:
PARCEL D, AMENDED PARCEL MAP 3769, FILED JULY 28, 1982, BOOK 135, OF MAPS, PAGE 30 TO 35 INCLUSIVE, ALAMEDA COUNTY RECORDS, AS AMENDED DECEMBER 14, 1989, IN BOOK 187 OF MAPS, PAGES 76 AND 77, ALAMEDA COUNTY RECORDS.
EXCEPTING THEREFROM;
ALL OIL, GAS MINERALS AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER OR THAT MAY BE PRODUCED FROM A DEPTH BELOW 500 FEET FROM THE SURFACE OF SAID LAND, FOR THE PURPOSE OF MINING, DRILLING, EXPLORING OR EXTRACTING SUCH OIL, GAS, MINERALS AND OTHER HYDROCARBON SUBSTANCES OR OTHER USE OF RIGHTS IN OR TO ANY PORTION OF THE SURFACE OF SAID LAND TO A DEPTH OF 500 FEET BELOW THE SURFACE THEREOF, AS RESERVED IN THE DEED FROM VOLK-MCLAIN COMMUNITIES, INC. TO QUALIFIED INVESTMENTS, INC., RECORDED JUNE 27, 1967, REEL 1988, IMAGE 207, SERIES NO. AZ/60836, OFFICIAL RECORDS.
PARCEL TWO:
NON-EXCLUSIVE EASEMENT FOR INGRESS, EGRESS TO AND USE OF THE COMMON FACILITIES AS GRANTED IN THE DECLARATION OF COVENANTS, CONDITIONS, AND RESTRICTIONS OF MEYER CENTER - PLEASANTON RECORDED JUNE 30, 1983, SERIES NO. 83-115477, OFFICIAL RECORDS.
APN: 941-1301-053

EXHIBIT B
Description of Personal Property
The following Personal Property is to be conveyed by Seller to Buyer in accordance with the terms of the Agreement. Unless the word “None” is set forth below, if no property is listed on this Exhibit B the list of Personal Property shall be agreed upon by Buyer and Seller within twenty days after the Agreement Date.
NONE
Exhibit B

EXHIBIT C
Service Contracts
The following Service Contracts are to be assigned by Seller to Buyer in accordance with the terms of the Agreement. Unless the word “None” is set forth below, if no Service Contracts are listed on this Exhibit C the list of Service Contracts shall be agreed upon by Buyer and Seller within twenty days after the Agreement Date.
Exhibit C

EXHIBIT D

RECORDING REQUESTED BY AND	)
WHEN RECORDED MAIL TO:	)
)
XXX	)
)
)
Attention:	)
)

Above Space for Recorder’s Use Only
GRANT DEED
     The undersigned Grantor declares that Documentary Transfer Tax is not part of the public records and is being paid in accordance with a separate statement:
     FOR VALUE RECEIVED, Aegis I, LLC (“Grantor”), grants to XXX (“Grantee”), all that certain real property (“Property”) located in the County of YYY, State of California, as more particularly described on Exhibit A attached hereto.
     IN WITNESS WHEREOF, Grantor has executed this Grant Deed this ___day of ___, 2005.

GRANTOR:	Aegis I, LLC
By:
Edward D. Pike III
Managing Member

MAIL TAX STATEMENTS:

Exhibit D

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)
          On                     , 2005, before me, _                    , a Notary Public in and for said County and State, personally appeared                                         , known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on this instrument the person, or the entity on behalf of which the person acted, executed the instrument.
          WITNESS my hand and official seal

          Notary Public
Exhibit D

DO NOT RECORD
FILOR REQUESTS
DO NOT RECORD STAMP VALUE
(THIS FORM MUST BE EXECUTED BY EITHER GRANTOR OR GRANTEE)
DECLARATION OF TAX DUE: SEPARATE PAPER:
(Revenue and Taxation Code 11932-11933)
NOTE: This Declaration is not a public record
DOCUMENT #
Property located in:
          [  ] Unincorporated
          [  ] City of ZZZ
          APN:
          DOCUMENTARY TRANSFER TAX    $
          [  ] Computed on full value
          [  ] Computed on full value less liens or encumbrances remaining at the time of conveyance
          CITY CONVEYANCE TAX                    $
“I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.”
                    , 2005

SELLER

BY:

Signature

Print Name

SELLER
(Firm Name)
DO NOT RECORD
Exhibit D

EXHIBIT E
Bill of Sale and Assignment
     This Bill of Sale and Assignment is made this ___day of                     , 2005, by and between Seller Aegis I, LLC (“Assignor”), and XXX (“Assignee”).
     1. For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, transfers, assigns and conveys to Assignee, the following:
          a. All right title and interest of Assignor, if any, in and to all tangible personal property (“Personal Property”) and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of YYY, State of California, as more particularly described in Exhibit 1 attached hereto and made a part hereof (“Real Property”), but excluding tangible personal property owned by the Tenant of the Real Property or owned by other third parties or leased to Assignor and excluding fixtures and improvements which are being transferred to Assignee by a Grant Deed to be recorded in the County Recorder’s Office in the County of YYY (“Deed”).
          b. All right, title and interest of Assignor, if any, in and to any warranties pertaining to the Real Property, any trade names of the Property, any logos, signs, trademarks, telephone listings, permits and licenses for the Property (the “Intangible Property”).
          c. All right, title and interest of Assignor in and to that certain Lease (the “Lease”) shown on the Rent Roll attached hereto as Exhibit 2 and made a part hereof relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, but subject to all terms, conditions, obligations, duties, reservations and limitations set forth in the Lease.
          d. All right, title and interest of Assignor in those contracts (the “Service Contracts”) shown on Exhibit 3 attached hereto and made a part hereof relating to the Real Property and all of the rights, interests, benefits and privileges of Assignor thereunder, but subject to all terms, conditions, obligations, duties, reservations and limitations set forth in the Service Contracts.
     2. This Bill of Sale and Assignment is given pursuant to that certain Purchase and Sale Agreement and Escrow Instructions (the “Agreement”) dated as of August ___, 2005, between Assignor and Assignee, providing for, among other things, the conveyance of the Personal Property, the Intangible Property, the Service Contracts and the Lease.
     3. The Personal Property conveyed hereunder is conveyed by Assignor and accepted by Assignee as is, where is, and without any warranties regarding the existence, location or condition of any Personal Property or any other warranties of whatsoever nature, express or implied, regarding the Personal Property. It is the intention of Assignor and Assignee expressly to negate and exclude all warranties, including, without limitation, the implied warranties of merchantability and fitness for any particular purpose.
Exhibit E

     4. Assignee hereby accepts the assignment of the Personal Property, the Intangible Property, the Service Contracts and the Lease and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date of the recording of the Deed.
     5. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations arising from and accruing on or after the date of the recording of the Deed.
     6. Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations arising under the Service Contracts or the Lease or arising before the date of the recording of the Deed.
     7. This Bill of Sale and Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and Assignment as of the date first above written.

ASSIGNEE:	ASSIGNOR:

XXX	Seller Aegis I, LLC

By:	By::

Name:	Edward D. Pike III

Title:	Managing Member

Exhibit E

EXHIBIT F
Rent Roll
     ORACLE USA, INC.
Exhibit F

EXHIBIT G
Tenant Estoppel Certificate – Oracle USA, Inc.
TO: Aegis I, LLC
          Attn: Edward D. Pike, III
          P.O. Box 458
          Orinda, California 94563
          Re: 6101 Stoneridge Drive, Pleasanton, CA (the “Premises”)
          This estoppel certificate is delivered by the undersigned (“Tenant”) to Aegis I, LLC (“Owner” and “Landlord”) in connection with its contemplated sale of certain real property commonly known as PeopleSoft West, 6101 Stoneridge Drive, Pleasanton, California (the “Property”). Owner’s contemplated sale to a yet to be determined buyer will be in large part impacted by Tenant’s lease from Owner and any buyer will rely upon the information contained herein in connection with its purchase of the Property. Tenant hereby certifies the following information on which a buyer may rely in connection with its purchase of the Property and Owner may rely in connection with its making a sale of the Property:
          1. The undersigned is the tenant in possession of the Premises under a written lease with Landlord, dated May 9, 1996, as amended by the First Amendment To Office Lease dated April 1, 1997, which lease as amended (the “Lease”) is in full force and effect and each provision of which is binding on Tenant in accordance with its terms. The undersigned became Tenant by virtue of an assignment from PeopleSoft, Inc. pursuant to the Master Assignment and Assumption of Leases agreement dated March 1, 2005. The Lease has not been modified or amended in writing or orally or by course of conduct, except as specifically set forth above, and contains the entire understanding and agreement between Tenant and Landlord concerning the Premises.
          2. The Premises consist of approximately 66,070 rentable square feet of office space.
          3. The term of the Lease commenced on April 1, 1997 and terminates on March 31, 2007.
          4. Current monthly base rent under the Lease is $132,140. Base rent has been paid through the period ending July 31, 2005. As of the date hereof, Tenant has no existing right to free rent, partial rent, rent rebate, credit for improvements, rent abatement, or other rental concessions or any right to payments from Landlord to Tenant.
          5. The Lease requires Tenant to pay its pro rata share of increases in real estate taxes (“Taxes”) and in operating expenses (“Expenses”) for the Property over the actual cost of Taxes and Expenses which were paid by Landlord during the initial twelve months of occupancy (April 1, 1997 thru March 31, 1998) (the “Base Year”). The Base Year Taxes were $212,830 and the Base Year Expenses were $263,095. Beginning in 2001, Tenant elected to pay directly for all utilities pursuant to Section 17.4(e) of the Lease and Tenant receives a credit for the Base Year cost of utilities in the amount of $113,128 (the “Utility Credit”).
          6. Tenant has two (2) five (5) year options to renew the term of the Lease as outlined in Section 27.12 of the Lease.
          7. The Lease contains no right of first refusal or offer to lease additional space, option to expand, option to terminate the Lease, or right of first refusal or offer or option to purchase the Property or any interest therein.
Exhibit G

          8. There is no security deposit currently held by Landlord and Landlord holds no other funds for Tenant’s account.
          9. Tenant is not, and to the best of Tenant’s knowledge Landlord is not, in default under any provision of the Lease nor has any event occurred which with the passage of time or giving of notice, or both, would constitute a default on the part of Tenant or Landlord, both parties having fully performed the obligations required to be performed by each party thereunder through the date hereof. Tenant asserts no claim of default against Landlord or any other person or offset or defense against the payment of rent or other charges payable by Tenant or the performance of any other obligations by Tenant under the Lease.
          10. The Premises have been delivered to Tenant in accordance with the terms of the Lease, Tenant has accepted the Premises, and Landlord has fully completed all construction and improvements to the Premises required to be completed by Landlord under the Lease. Landlord has fulfilled all obligations to finance or provide an allowance for improvements to the Premises.
          11. Tenant has not assigned its rights under the Lease or sublet any portion of the Premises.
          12. Tenant’s current address for Notices is:
Oracle USA, Inc.
1001 Sunset Boulevard
Rocklin, CA 95765
Attn: Lease Administration
With a copy to:
Oracle Corporation
500 Oracle Parkway, M/S 5OP7
Redwood Shores, California 94065
Attn: General Counsel
     The statements made herein shall be binding upon us, our successors and assigns, and shall inure to your benefit and the benefit of your successors and assigns. The individual executing this letter has been duly empowered to do so on behalf of the undersigned.
     Each of you may consider this certificate and the information contained herein accurate as of any date that is within 90 days after the date hereof set forth below, except to the extent we notify you in writing at your address set forth above of changes to the within-described information.
Dated:                     , 2005

Very truly yours, Oracle USA, Inc.

By:

Name:

Its:

Exhibit G

EXHIBIT H
Lease
Exhibit H

FIRST AMENDMENT TO OFFICE LEASE
“This First Amendment to Office Lease dated April 1, 1997 amends that certain office lease between The Edward Pike Company (“Landlord”) and PeopleSoft, Inc., a Delaware corporation (“Tenant”) dated May 9, 1996 for the lease of the building located on Stoneridge Drive, Pleasanton, California (the “Lease”).
Unless modified herein, all terms and conditions of the Lease shall remain applicable and in full force and effect.
1.	Landlord under the Lease shall be modified to be AEGIS I, LLC.

2.	Basic Lease Information: Landlord’s address shall be AEGIS I, LLC c/o The Edward Pike Company, Post Office Box 458, Orinda, California, 94563.

3.	Basic Lease Information: BOMA net tentable (single tenant) area of premises shall be 66,070 rentable square feet.

4.	Basic Lease Information: Rent shall be modified to reflect the following:

Months	Rent
01-48	$122,229.50
49-84	$125,533.00
85-120	$132,140.00
5.	Exhibit D, Paragraph 1(j) shall be revised such that the total allowance shall equal $1,904,960.00. This amount reflects the sum of the tenant improvement allowance $1,849,960.00 ($28.00 per square foot x 66,070 square feet) plus $55,000 for architectural services.

6.	Landlord and Tenant agree that the Commencement Date of the Lease shall be April 1, 1997 and the Expiration Date shall be March 31, 2007.

7.	Tenant’s prepaid rent in the amount of $121,722.60 shall be increased by $506.90 to reflect the increase in square footage of the premises. Tenant shall pay the additional $506.90 on or before May 1, 1997.

8.	The address of the Premises shall be 6101 Stoneridge Drive, Pleasanton, California.
Unless revised herein, all other terms and conditions of the Lease shall remain applicable and in full force and effect.
ACKNOWLEDGED AND AGREED:

Tenant: PeopleSoft, Inc.		Landlord: AEGIS I, LLC

By:	/s/ Ronald E. F. Codd	By:	/s/ Edward Pike

	Ronald E. F. Codd		Edward Pike

Its:	Chief Financial Officer	Its:	Manager

Date:	April 4, 1997	Date:	April 1 ,1997

Office Lease
for
The Edward Pike Company
Landlord
And
PeopleSoft, Inc.
 Tenant

i

Exhibits

A	Diagram of Real Property and Building

B	Definitions

C	Expense Exclusions

D	Work Letter

E	Janitorial Specifications

F	Rules and Regulations

Basic Lease Information

PREMISES:	The two story office building to be constructed on the approximate 4.31 acre site known legally as Alameda County Assessor’s parcel number 941-1301-053, located in the City of Pleasanton, California. The Premises are further described on Exhibit A The actual street address of the Premises shall be provided to Tenant as soon as received by Landlord from the City of Pleasanton.

Landlord’s Address:	The Edward Pike Company
Two Theatre Square, Suite 215
Orinda, CA 94563
Telephone: (510) 251-1971
Facsimile: (510) 251-1976

Tenant’s Address:	PeopleSoft, Inc.
4305 Hacienda Drive
Pleasanton, CA 94588
Attn: Director of Real Estate
Telephone: (510) 467-7053
Facsimile: (510) 467-7050

and	PeopleSoft, Inc.
4305 Hacienda Drive
Pleasanton, CA 94588
Attn: Corporate Counsel
Telephone: (510) 225-3000
Facsimile; (510) 225-3341

Commencement Date:	April 1, 1997 subject to Section 3.1

Expiration Date:	March 31, 2007 subject to Section 3.1

Rentable Area Of Premises:	Approximately 65,796 square feet subject to Section 2.1

Rent:	Months 01-48 $1.85 per rentable square foot, per month
Months 49-84 $1.90 per rentable square foot, per month
Months 85-120 $2.00 per rentable square foot, per month

Base Year:	First twelve (12) full months of lease term

v

Use:	General office, storage, training, demonstration, marketing, research and development of software and other lawful uses as conditioned in Section 7.1

Brokers:	Brian Griggs, AEGIS Corporate Services

Office Lease
     This Lease, dated as of May 9, 1996, is between The Edward Pike Company (“Landlord”), and PeopleSoft, Inc., a Delaware corporation (“Tenant”).
     Landlord and Tenant hereby covenant and agree as follows:
1. Definitions
     1.1 Location of Definitions; Basic Lease Information
     For convenience of reference only, defined terms and the sections in which they are defined are set forth in Exhibit B. The Basic Lease Information is hereby incorporated into and made a part of this Lease.
2. Premises
     2.1 Premises Defined
     Landlord leases to Tenant and Tenant hires from Landlord on the terms and conditions contained in this Lease the entire building (the “Building”) to be built on the real property (the “Real Property”) described in Exhibit A in accordance with the provisions of Section 6 of this Lease. The Premises specified in the Basic Lease Information shall include the Building and all of the Real Property as well as all appurtenant easements and rights. The Building, the Real Property upon which the Building stands, common areas, drives, walkways and other amenities appurtenant to or servicing the Building are herein sometimes collectively called the “Premises.” Not less than thirty (30) days prior to the Commencement Date Landlord shall have the rentable area of the Building measured by DES Architects (the “Project Architect”) in accordance with the “Standard Method for Measuring Floor Area in Office Buildings,” American National Standard ANSI Z65.1 1980, as published by Building Owners and Managers Association (“BOMA Standard”) and Landlord shall deliver to Tenant the Project Architect’s determination of the rentable square footage of the Premises along with all calculations used by the Project Architect to determine the rentable square footage of the Premises. Absent manifest error on the part of the Project Architect or the failure of the Project Architect to follow and correctly apply the BOMA Standard, the determination by the Project Architect of the rentable square footage for the Building shall be binding on Landlord and Tenant and shall be the basis on which Rent and other calculations herein shall be made.

3. Term
     3.1 Term Commencement
     The Premises are leased for a term (the “Term”) commencing on the later of (i) the Commencement Date as set forth in the Basic Lease Information, or (ii) the date the Landlord’s Work (as defined in Section 6.1), is substantially completed as described in Section 6.1 (such date when determined shall become the Commencement Date and replace the Commencement Date in the Basic Lease Information). Notwithstanding the foregoing, in the event that the Tenant takes occupancy of the Premises prior to the Commencement Date and commences to conduct Tenant’s business from the Premises, the Commencement Date shall be the date on which Tenant takes occupancy of the Premises and commences to conduct Tenant’s business from the Premises. Landlord shall give Tenant not less than four (4) weeks notice prior to the Commencement Date of the projected Commencement Date and shall during a two (2) week period prior to the Commencement Date provide Tenant with access to the Premises for the purpose of installing Tenant’s fixtures. Tenant shall not be obligated to pay any rent during such two (2) week period but shall be subject to all other provisions of this Lease. The Term of this Lease shall expire on the date that is the day prior to the ten (10) year anniversary of the Commencement Date which shall be deemed the Expiration Date for all purposes of this Lease. In the event that for any reason the Premises are not available for Tenant to commence the installation of its fixtures by March 18, 1997, then for each day that Tenant is delayed in having access to the Premises for the purpose of installing its fixtures Tenant shall be provided with the following free rent:

Period of Delay	Amount of Free Rent
3/18/97- 3/31/97	1/2 day for each 1 day of delay

4/1/97-4/14/97	1 day for each 1 day delay

4/15/97-5/31 /97	2 days for each 1 day of delay

6/1/97-Commencement Date	3 days for each 1 day of delay
     In addition to the foregoing, Landlord acknowledges that the Premises will be occupied by personnel of Tenant that are presently located at 1331 North California Boulevard in Walnut Creek, California (the “Walnut Creek Lease”). Tenant must give ninety (90) days notice for the termination of the Walnut Creek Lease and must vacate the space covered by the Walnut Creek Lease in any event by July 31, 1997. In the event that Tenant is unable to occupy the Premises by April 1, 1997 and as a result thereof Tenant incurs additional costs under the Walnut Creek Lease (in excess of the base rent and expense reimbursement charges normally due under the Walnut Creek Lease) as a result of the inability to give the full ninety (90) days notice required under the Walnut Creek Lease prior to the Commencement Date or for any other reason, Landlord shall promptly reimburse Tenant for all such costs and expenses, in addition to the free rent provided for above. In the event that Landlord determines that Landlord will not be able to complete Landlord’s Work prior to April 1, 1997, and, thus, the Commencement Date will not occur on or before April 1, 1997, Landlord may at any time prior to December 28, 1996, give written notice to Tenant to extend the Commencement Date by up to one (1) month (“Commencement Date Extension Period”) in which case the dates set forth above after which free rent shall begin to accrue or the date after which Landlord will be liable for the additional costs under the Walnut Creek Lease shall each be extended for a period of time equal. Landlord and Tenant each acknowledge that Tenant will be severely damaged in the event that Tenant is delayed in occupying the Premises but that the amount of such damage is difficult or impossible to determine and that the free rent specified above and the agreement to reimburse Tenant for costs incurred under the Walnut Creek Lease, as provided above, is a reasonable estimate of the value of such damage and Tenant shall have no remedy against Landlord for such delay other than as set forth in this Lease. Tenant shall have the right to terminate the Lease upon ten (10) days written notice (the “Termination Notice”) to Landlord in the event that any of the following events in the completion of Landlord’s Work are not completed by the date specified:
(a)	September 1, 1996 — receipt of all necessary governmental approvals, including a complete or a phased building permit, necessary to commence construction of the Building;

(b)	October 1, 1996 — commencement of construction of the Building;

(c)	July 15, 1997 — construction sufficiently complete so as to allow Tenant to commence installation of Tenant’s fixtures; and

(d)	August 1, 1997 — Commencement Date.
     Notwithstanding the preceding sentence any Termination Notice shall be null and void and the Lease shall remain in full force and effect if Landlord achieves the event on which the Termination Notice is based within ten (10) days of the date of such Termination. If this Lease is terminated prior to the Commencement Date any prepaid rent shall be returned to Tenant.
     Notwithstanding anything to the contrary contained in this Section 2, each of the dates or true periods shall be extended on a day for day basis for delay in Landlord’s Work caused by any of the following:
(a)	strikes, floods, war, civil disturbance, natural disasters or any other event beyond the reasonable control of Landlord (collectively such events are referred to herein as “Force Majeure Events”), provided that Landlord shall notify Tenant within one (1) week of the commencement or occurrence of any Force Majeure Event and the aggregate delay for all Force Majeure Events shall not exceed ninety (90) days; or

(b)	the failure by the Tenant to timely respond to any request for approval required of Tenant hereunder, any change order by Tenant that increases the time required to complete Landlord’s Work, or any special materials or equipment required by Tenant that may have particularly long lead times (all of the foregoing being referred to herein as “Tenant Delay”). Notwithstanding the foregoing, a Tenant Delay shall not occur unless, (a) Landlord has given Tenant notice of a possible Tenant Delay and a reasonable period of time (which shall not be less than three (3) days) to cure such potential Tenant Delay, and (b) the Tenant Delay has actually caused a delay in construction or completion of Landlord’s Work.
     Following the Commencement Date, Landlord will deliver to Tenant a notice identifying the Commencement Date, the Expiration Date, the rentable square footage of the Premises and the monthly Rent. A copy of such notice shall be executed by Tenant and returned to Landlord, provided that Tenant concurs therewith.
4. Rent; Additional Charges
     4.1 Rental
     Tenant shall pay to Landlord during the Term at the address set forth in the Basic Lease Information, without demand, offset or deduction, Rent as set forth in the Basic Lease Information. Rent shall be payable on or before the first day of each month, in advance, provided that the first month’s Rent shall be payable upon the execution of this Lease. If the Commencement Date, the Expiration Date or the day on which Rent is adjusted pursuant to this Lease should occur on a day other than the first or last day of a calendar month, respectively, then the Rent for such period shall be prorated based on the actual number of days in such month.
     4.2 Additional Charges
     Tenant shall pay to Landlord when due all charges, fees and expenses and other amounts whatsoever as provided in this Lease (“Additional Charges”). Unless otherwise specifically provided for herein, all Additional Charges shall be due on the first day of the month following Tenant’s receipt of Landlord’s invoice for the Additional Charges. Landlord shall have the same remedies for Tenant’s failure to pay any item of Additional Charges when due as for failure to pay any installment of Rent when due.
     4.3 Late Charges
     If Tenant fails to pay any Rent or Additional Charges within five (5) days after the date the same is due, such unpaid amounts will be subject to a late payment charge equal to three percent (3%) of the unpaid amounts in each instance; provided that Tenant shall not be obligated to pay such late payment charge if Tenant actually pays the Rent or Additional Charges within three (3) business days of Landlord’s written demand therefore, provided further that Landlord shall only be required to give such written notice two (2) times in the first year of the Lease term and once in each subsequent year of the Lease term. The late payment charge has been agreed upon by Landlord and Tenant, after negotiation, as liquidated damages and a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of any such failure to pay by Tenant, the actual costs thereof being extremely difficult if not impossible to determine.
5. Expenses and Taxes
     5.1 Definitions
     For purposes of this Article 5, the following terms shall have the following meanings:
     (a) “Real Estate Taxes” shall mean all real property taxes and general and special assessments, transit charges, fees or assessments, housing fund assessments, payments in lieu of taxes, fees or charges, and any tax, fee, assessment, charge or excise levied or assessed (whether at the date of this Lease or thereafter) (i) on the Real Property, any portion thereof or Landlord’s interest therein, or Landlord’s personal property used in the operation of the Real Property, (ii) on the use or occupancy of the Real Property or any portion thereof, including, without limitation, any tax or levy made against Rent, Additional Charges, or gross receipts from the Real Property, (iii) in connection with the business of renting space in the Real Property, or in connection with entering into this Lease or any other lease with respect to the Real Property, or (iv) for housing, police, fire, or other governmental services that are now or hereafter levied or assessed under clauses (i) through (iii) by any governmental or public entity. Real Estate Taxes shall also include any other tax, fee, or charge, however described, that may now or hereafter be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties. Real Estate Taxes shall not include (x) taxes paid by Tenant pursuant to Section 26.1 or by other tenants in the Building pursuant to similar provisions in their leases, or (y) franchise, transfer, inheritance, or capital stock taxes or income taxes measured by the net income of Landlord from all sources, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute Real Estate Taxes. Real Estate Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes, provided that no such proceeding shall be undertaken without the consent of Tenant, which shall not be unreasonably withheld or delayed. Tenant may at any time by notice to Landlord require that Landlord contest with the appropriate governmental authorities or otherwise attempt to reduce the Real Estate Taxes in which case Landlord shall use all reasonable efforts to contest or otherwise attempt to reduce such Real Estate Taxes, provided that in such event, Tenant shall pay all legal fees or other costs incurred in such contest or other attempt to reduce the Real Estate Taxes. Notwithstanding the foregoing, if the Building is sold during the initial ten (10) year term of the Lease, and as a result of such sale the Real Estate Taxes are increased, then Landlord may elect one of the following:
(i)	the Real Estate Taxes for the Base Year shall be increased by the amount of the Real Estate Tax increase due solely to such sale; or

(ii)	the Landlord will pay Tenant, prior to the date on which any Real Estate Tax increase hereunder is payable by Tenant, an amount equal to the total dollar amount of such Real Estate Tax increase due solely to the sale calculated over the remaining years of the initial term and then discounted back to a present value using a discount rate of ten percent (10%).
     (b) “Expenses” shall mean the reasonable and actual costs and expenses paid and/or incurred by Landlord as determined in accordance with generally accepted accounting principles, consistently applied, in connection with the management, operation, maintenance and repair of the Real Property, including, without limitation, (i) the cost of heating, ventilation, air conditioning, steam, electricity, gas, water, sewer service, mechanical, elevator and other systems and all other utilities, and the cost of supplies and equipment and maintenance and service contracts in connection therewith, (ii) the cost of repairs, replacements, general maintenance and cleaning, including, without limitation, the cost of janitorial and other service agreements, trash removal, major roof repairs, painting and paving (none of which shall in any event be considered capital improvements hereunder, provided that major roof repairs, painting and paving shall be allocated over their useful life which shall not be less than five (5) years), (iii) the cost of insurance Landlord is required to carry pursuant to the terms of this Lease, or is required to carry by any mortgagee under any mortgage against the Real Property or any portion thereof or interest therein with respect to the Real Property (provided that Landlord shall only be entitled to carry earthquake insurance to the extent reflected in Expenses for the Base Year, either initially or by subsequent adjustment, (iv) wages, salaries, payroll taxes and other labor costs and employee benefits of all on-site employees, and the allocable share of all off-site employees to the extent engaged in the operation, management, maintenance and repair of the Real Property, (v) fees, charges and other costs, including, without limitation, property management fees (not to exceed the lesser of three percent (3%) or the amount charged in the Base Year), and all such reasonable fees, charges or other costs charged by Landlord if Landlord performs services in connection with the Real Property, (vi) the cost of supplying, replacing and cleaning employee uniforms, (vii) the fair market rental value of Landlord’s or the property manager’s offices in the Building, (viii) the cost of rentals of capital equipment, (ix) the cost of any capital improvements made to the Real Property after the date of this Lease as a labor-saving measure or to effect other economies in the operation or maintenance of the Real Property to the extent such improvements result in a reduction of Expenses (amortized over such reasonable period of time as may be permitted under generally accepted accounting principles), or made to the Real Property after the date of this Lease that are required under any governmental law or regulation that was not applicable to the Real Property at the date of this Lease (amortized over such reasonable period as Landlord shall determine), together with interest on the unamortized balance(s) at the rate as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements, provided such rate shall not exceed ten percent (10%) per annum, (x) all costs and fees for licenses, inspections or permits that Landlord may be required to obtain, (xi) exterior and interior landscaping, (xii) depreciation on personal property used by Landlord on the Real Property, (xiii) reasonable reserves for any periodic items or improvements that would constitute an Expense when paid (but only to the extent reflected in the Expenses for the Base Year either initially or by subsequent adjustment), and (xiv) any other expenses and costs of any other kind whatsoever, whether foreseeable or unforeseeable, incurred in managing, operating, maintaining and repairing the Real Property. Notwithstanding the foregoing, Expenses shall not include any of the items listed on Exhibit C hereto. Expenses shall be increased in the Base Year by any cost savings to Landlord as a result of work to the Premises that would have been an Expense had it not been completed under applicable warranties.
     (c) “Comparison Year” shall mean each consecutive twelve month period after the Base Year.
     (d) “Excess Taxes” with respect to a given Comparison Year shall mean the excess of Real Estate Taxes for that Comparison Year over Real Estate Taxes for the Base Year.
     (e) “Excess Expenses” with respect to a given Comparison Year shall mean the excess of Expenses for that Comparison Year over Expenses for the Base Year.
     5.2 Real Estate Taxes Gross-Up
     In the event that for any reason the Building or the Premises are not fully assessed for Real Estate Tax purposes during the Base Year the Real Estate Taxes for the Base Year shall be increased to reflect a fully assessed, fully occupied building.
     5.3 Payment of Excess Taxes and Expenses
     Commencing on the first day of the month following the first anniversary of the Commencement Date provided Landlord has previously delivered to Tenant a budget for annual Excess Taxes and Excess Expenses, Tenant shall pay to Landlord, in advance, as Additional Charges one twelfth (1/12th) of Excess Taxes and Excess Expenses for each Comparison Year in an amount estimated in good faith by Landlord and billed by Landlord to Tenant. Excess Taxes and Excess Expenses shall be aggregated. As soon as reasonably possible (but in any event no later than ninety (90) days) after the expiration of the Base Year and each subsequent Comparison Year, Landlord shall furnish Tenant with a statement (“Landlord’s Statement”) setting forth the actual amount of Real Estate Taxes and Expenses for such Base Year or Comparison Year, and the Excess Taxes and Expenses for such Base Year or Comparison Year. If the actual amount of Excess Taxes and Expenses due for such Comparison Year differs from the estimated amount of Excess Taxes and Expenses paid by Tenant for such Comparison Year, the difference shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after the receipt of Landlord’s Statement, or credited against the next installments of Excess Taxes or Excess Expenses due from Tenant hereunder, as the case may be; provided, however, that in no event shall Excess Taxes or Excess Expenses for a given Comparison Year be less than zero. Any refund due Tenant at the end of the Lease term shall be paid to Tenant in cash at the time of the delivery of Landlord’s Statement. Excess Taxes and Excess Expenses for any Comparison Year that is less than a full year shall be prorated equitably by Landlord.
     5.4 Audit
     Landlord agrees to maintain accurate books and records of the Expenses and Taxes for the Base Year and each Comparison Year (or partial Comparison Year) throughout the Term and for a period of three (3) years thereafter. Within thirty (30) days after Tenant’s request, Landlord shall provide a written response to any questions that Tenant may have concerning the calculation of the Expenses and Taxes for the immediately preceding Comparison Year. Tenant shall have the right, at its own expense, to conduct an audit of Landlord’s books and records relating to the determination of Expenses and Taxes, upon reasonable prior notice, during normal business hours for the immediately preceding Comparison Year of the Term. Notwithstanding any such dispute, Tenant shall pay Rent and Excess Expenses and Excess Taxes in accordance with Section 5. If Tenant challenges Landlord’s computations of the Expenses and Taxes or Excess Expenses and Excess Taxes for the immediately preceding Comparison Year, Tenant shall notify Landlord in writing of its objections. If Tenant’s audit indicates that Tenant has been overcharged for the Excess Expenses and Excess Taxes, Landlord shall revise its records and billings accordingly for the Comparison Year audited and for the preceding two (2) Comparison Years, to the extent applicable; provided, however, that if Landlord disputes the findings of Tenant’s audit, then Landlord and Tenant shall mutually agree upon a nationally recognized firm of certified public accountants which shall conduct an independent audit, and the findings of such firm shall be binding on the parties hereto. Within thirty (30) days after resolution of such dispute, the party that owes money to the other shall remit the sum owed. Any such sums shall be for the Comparison Year audited and, to the extent applicable, the two (2) Comparison Years preceding the Comparison Year audited. Tenant shall be responsible for the cost of its own audit and also for the cost of any audit by an independent accounting firm; provided, however, that if Tenant’s audit or the audit conducted by the independent accounting firm, as the case may be, determines that Tenant has been overcharged by three percent (3%) or more for the Expenses and Taxes for the immediately preceding Comparison Year of the Term, then Landlord shall pay for or reimburse Tenant for the reasonable cost of Tenant’s audit.
6. Construction
     6.1 Landlord’s Work
     Landlord will commence and diligently pursue the construction of the Building and the tenant improvements (“Tenant Improvements”) in the Building as set forth in Exhibit D (such work on the Building and the installation of the Tenant Improvements are called “Landlord’s Work” and Exhibit D is called the “Work Letter”). Landlord shall during the course of construction of the Building and the Tenant Improvements provide Tenant with reasonable access to the Premises for purpose of installing Tenant’s cabling. Tenant shall make all reasonable efforts not to interrupt or impair Landlord’s Work in the process of installing such cabling. Landlord shall, when construction progress so permits, notify Tenant not less than four (4) weeks in advance of the approximate date on which Landlord’s Work will be substantially completed in accordance with the Work Letter and will notify Tenant when Landlord’s Work is in fact so completed and the Premises are ready for occupancy by Tenant, which latter notice shall constitute delivery of possession of the Premises to Tenant It is agreed that by occupying the Premises, Tenant formally accepts same and acknowledges that the Premises are in the condition called for hereunder, subject to latent defects and normal punchlist items in accordance with the procedure described in the Work Letter.
     6.2 Condition of Premises
     Landlord hereby represents and warrants that all of Landlord’s Work shall be done in a good and workmanlike manner, with new materials and in compliance with all applicable laws, codes, statutes and regulations applicable thereto, including without limitation, the Americans with Disabilities Act (“ADA”). Landlord further represents and warrants that to the best of Landlord’s knowledge as of the Commencement Date there shall not be on, in or under the Premises any Hazardous Materials.
7. Use
     7.1 Office Use
     The Premises may be used for any lawful use permitted by the applicable zoning or covenants, conditions and restrictions (“CC&R’s”) applicable to the Premises, provided in the event that Tenant desires to use the Premises for any use other than those specified in the Base Lease Information, Tenant shall obtain Landlord’s consent which shall not be unreasonably withheld or delayed.
     7.2 No Nuisance
     Tenant shall not allow, suffer or permit the Premises or any use thereof to constitute a nuisance.
     7.3 Compliance with Laws
     After Tenant’s occupancy of the Premises and subject to the provisions of Section 6.2, Tenant, at Tenant’s expense, shall comply with and cause all of Tenant’s agents and employees to comply with all applicable laws, ordinances, rules and regulations of governmental authorities applicable to the Premises or the use or occupancy thereof, including, without limitation, the ADA and laws and regulations relating to Hazardous Materials; provided that Tenant shall not be obligated to make any alterations to the electrical, mechanical, heating, ventilation or air conditioning, life safely or plumbing systems of the Building (collectively the “Building Systems”) or structural elements of the Building pursuant to this Section 7.3, unless such alterations result from (i) particular Alterations or improvements to the Premises (other than Landlord’s Work) made by or for Tenant, (ii) are the result of Tenant’s particular use of the Premises (as opposed to general uses in the Pleasanton area for the purposes specified in the Basic Lease Information), or (iii) are required as a result of any act, omission or negligence of Tenant, its agents, contractors, employees, invitees or guests.
     7.4 Hazardous Materials
          (a) Tenant shall not cause or permit the storage, use, generation, release, or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively , “Tenant’s Invitees”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities (“Common Office Chemicals”), provided that the Handling of such Common Office Chemicals shall comply at all times with all Hazardous Materials Laws (as defined below). Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action (other than as necessitated by an emergency, in which case Tenant shall give Landlord oral notice as soon as possible followed by written notice within one (1) business day of the remedial action, describing the emergency and the action taken) or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnities (as defined in Section 14 below), harmless from and against any and all loss, cost, liability, claim, damage and expense, including, without limitation, loss of sale value, ability to rent the Premises, investigation costs and reasonable attorneys’ fees and disbursements, arising out of or in connection with (i) any Handling of Hazardous Materials by Tenant or Tenant’s Invitees or Tenant’s breach of its obligations hereunder that is not the result of any pre-existing condition on the Premises, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Premises to its condition existing prior to such Handling of Hazardous Materials by Tenant not the result of any such pre-existing condition. Tenant’s obligations under this Section shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s. CFC’s, or substances defined as “hazardous substances” or “hazardous materials” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C, Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning Hazardous Materials now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).
          (b) Landlord shall be responsible for and shall indemnify, defend and hold harmless Tenant and its agents, contractors, officers, directors, employees, customers, guests and licensees from and against any and all loss, cost, liability, claim, damage and expense, including, without limitation, reasonable attorneys’ fees and disbursements, which arise out of or in connection with Landlord’s (its agents, contractors, employees, invitees or guests) Handling of Hazardous Materials upon the Premises or which otherwise arise from the presence of Hazardous Materials upon the Premises prior to the date on which Landlord delivers the Premises to Tenant hereunder.
8. Alterations and Tenant’s Property
     8.1 Alterations
     Tenant shall not before or during the Term make or suffer to be made any alterations, additions or improvements in or to the Premises (herein collectively called “Alterations”) without first obtaining Landlord’s written consent thereto based on detailed plans and specifications submitted by Tenant. Landlord’s consent may be withheld in Landlord’s sole discretion if the Alterations will affect the structure of the Building, the Building Systems, or require additional code compliance or similar work not included in the Alterations; otherwise, subject to the provisions of Section 8.2, Landlord’s consent shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alterations the cost of which do not exceed Twenty-Five Thousand Dollars ($25,000), which do not affect the structure of the Building or any of the Building Systems and which will not result in any Hazardous Materials being introduced onto the Premises. Within thirty (30) days after the completion of any Alterations, whether or not such Alterations require Landlord’s consent, Tenant shall provide Landlord with an “as-built” set of the plans and specifications for such Alterations.
     8.2 Removal of Property
     All Alterations shall become the property of Landlord, and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease; provided, however, that this provision shall not apply to movable equipment, trade fixtures, personal property or furniture which are owned by Tenant and which are not part of Landlord’s Work (“Tenant Owned Property”). At Landlord’s sole election, which election shall be made at the time that Landlord approves the Alterations (or if Landlord’s approval is not required for any Alterations, then within ten (10) days of Tenant’s request for Landlord’s election, which request must be made prior to the commencement of the Alterations), any or all Alterations made by or on behalf of Tenant shall be removed from the Premises at Tenant’s sole cost and expense at the expiration or sooner termination of this Lease, and the Premises shall be restored, at Tenant’s sole cost and expense, to their condition before the making of such Alterations. Tenant’s obligations under this Section shall survive any termination of this Lease.
9. Repairs and Other Work
     9.1 Tenant’s Obligations
     Tenant shall at all times during the Term maintain the Premises in good, clean and sanitary condition subject to Landlord’s obligation to provide janitorial and other services as herein provided and Landlord’s obligations under Section 9.2 and, at Tenant’s cost and expense, shall make all repairs and replacements as and when necessary to preserve the Premises in good working order and condition; provided that the Tenant shall not be obligated to repair or maintain the Building Systems or the structural elements of the Building unless such repair or maintenance is necessitated by any act, omission or negligence of Tenant or any of its employees, contractors, agents, customers, visitors or licensees.

     9.2 Landlord’s Obligations
     Landlord shall during the terms of the Lease promptly perform all necessary repairs and maintenance for the Premises, including, without limitation, all Building Systems, all structural elements of the Building, all Tenant Improvements, all parking areas and landscapes, all janitorial services required under this Lease and all other services contemplated by Section 5 or elsewhere in this Lease or as may be necessary to maintain and operate the Premises in a manner similar to other Class A buildings in the Pleasanton area. Subject to the provisions of Section 5, the costs and expenses of all work required of Landlord pursuant to the preceding sentence shall be an Expense hereunder. Notwithstanding the foregoing, Tenant shall perform and pay the cost and expenses, and Landlord shall not be responsible for, any such repair, maintenance or services caused by or necessitated by the negligence or willful misconduct of Tenant, Tenant’s agents, contractors, employees, invitees or guests. Except as otherwise specifically set forth herein, Landlord shall not be liable for, and there shall be no abatement of Rent or Additional Charges, with respect to, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Real Property, including, without limitation, the Premises, or in or to the fixtures, appurtenances and equipment therein.
     9.3 Conditions Applicable to Repairs and Other Work
     All repairs, replacements, and reconstruction (including, without limitation, all Alterations) made by or on behalf of Tenant or any of Tenant’s agents shall be made and performed (a) at Tenant’s cost and expense, (b) by contractors or mechanics reasonably approved by Landlord, (c) in such manner so as to be at least equal in quality of materials and workmanship to the original work or installation, (d) in accordance with such reasonable requirements as Landlord may impose with respect to insurance and bonds to be obtained by Tenant in connection with the proposed work, and (e) in accordance with the Rules and Regulations for the Building adopted by Landlord from time to time and in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Premises.
10. Liens
     Tenant shall keep the Premises and the Real Property free from any liens during the term of the Lease, except to the extent caused by Landlord. In the event that Tenant shall not, within thirty (30) days following notice of the imposition of any such lien, cause same to be released of record by payment or posting of a bond reasonably acceptable to Landlord in form and substance, Landlord shall have, in addition to all other remedies provided herein and by law, the right (but not the obligation) after five (5) days notice to Tenant to cause the lien to be released by such means as Landlord shall deem proper, including, without limitation, payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Charges and shall be payable by Tenant within thirty (30) days after demand. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Premises, the Real Property and any other party having an interest therein, from mechanics’, materialmen’s and other liens. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least five (5) business days’ prior written notice of commencement of any construction on the Premises.
11. Subordination
     Tenant agrees that this Lease shall be subject and subordinate at all times to the lien of any mortgage, deed of trust, or other security instrument that may now exist or hereafter be executed in any amount for which the Real Property or any portion thereof or interest therein is specified as security; provided that such prior interest shall recognize Tenant’s rights hereunder so long as Tenant complies with the terms and conditions of this Lease. If any mortgage or other security instrument is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall attorn to and become the tenant of the successor in interest to Landlord at the option of such successor in interest provided that such successor in interest shall recognize and agree to be bound by the terms of this lease. The provisions of this Section shall be self operative and no further instrument shall be required to effect the provisions of this Section. Tenant covenants and agrees to execute and deliver, within ten (10) days after demand by Landlord and in the form requested by Landlord, any additional documents evidencing the foregoing. Notwithstanding the foregoing, Landlord agrees that it shall deliver to Tenant, within thirty (30) days after entering into any mortgage, deed of trust or other security interest encumbering the Premises an agreement with such mortgagee, beneficiary or other holder of such security interest to recognize and abide by the provisions of this Lease.
12. Inability to Perform
     Notwithstanding anything to the contrary set forth herein, if for more than five (5) consecutive days as a result of (a) the making of (or failure to make) any repairs required to be made by Landlord hereunder; or (b) Landlord’s entry upon the Premises, or for more than thirty (30) days as a result of the lack of any services or utilities required to be provided by Landlord hereunder which lack is due to the general unavailability of such services or utilities as a result of causes beyond the reasonable control of Landlord, the Premises (or a material portion thereof such that it is not reasonably feasible for Tenant to carry on its business in the balance of the Premises) is not reasonably useable by Tenant for conducting its business, then the Rent and other charges payable hereunder shall be abated for the period that Tenant is unable to conduct its business in the Premises. Tenant shall provide Landlord with immediate telephonic notice (to be followed by written notice)

when it believes that any of the events specified in the preceding sentence have occurred. In the event that a material portion of the Premises is rendered reasonably unsuitable for Tenant to conduct its business thereon for the reasons and for the time periods set forth above but Tenant is still able to conduct its business on the balance of the Premises, then the Rent and other charges payable hereunder shall be equitably abated for the period during which such portion of the Premises is unusable. If as a result of any of the causes specified in the first sentence of this Section 12, the Premises (or a material portion thereof such that it is not reasonably feasible for Tenant to carry on its business in the balance of the Premises) is not reasonably useable by Tenant for conducting its business for a period of ninety (90) days in the aggregate in any consecutive twelve (12) month period then Tenant shall have the right at any time within thirty (30) days after the end of such ninetieth (90th) day to terminate this Lease by written notice to Landlord. Notwithstanding anything to the contrary contained in this Section 12, if Landlord is diligently pursuing the repair of any of the items specified in the first sentence of this Section 12 and Landlord provides a substitute service reasonably suitable for Tenant’s purposes, for example, bringing in portable air-conditioning equipment, such that the Premises are tenantable and access exists, then there shall not be any abatement of rent or other charges and such days shall not count towards the ninety (90) days specified above. The foregoing provisions for abatement of the Rent and other charges and termination of the Lease shall be Tenant’s sole remedy for any of the items specified in the first sentence of this Section 12 and neither Landlord nor its agents shall have any liability to Tenant by reason of inconvenience or annoyance to Tenant or by reason of injury to or interruption of Tenant’s business, or otherwise as a result of such items. Tenant agrees that the provisions of this Lease shall supersedes any laws, statutes, ordinances relating to the condition of the Premises or Tenant’s occupancy thereof and Tenant hereby waives and releases its right to terminate this Lease under any similar, statutes or ordinances now or hereafter in effect, except to the extent expressly provided herein.
13. Destruction
     13.1 Repair
     Subject to the provisions of Sections 13.2 and 13.3 below, if any portion of the Real Property is damaged by any casualty (the “Damaged Property”) to the extent that a portion of the Premises is made unusable for the normal operation of Tenant’s business on the Premises and the Damaged Property can, in Landlord’s reasonable opinion, be repaired within one (1) year after the date of damage, Landlord shall proceed immediately to make such repairs in accordance with Section 13.4 below (unless this lease is terminated pursuant to this Article 13). Landlord’s opinion regarding the time required to complete repairs shall be delivered to Tenant within thirty (30) days after the date of the damage. Notwithstanding, anything to the contrary herein, destruction of seventy-five percent

(75%) or more of the rentable area of the Building shall automatically terminate this Lease as of the date of destruction.
     13.2 Tenant’s Right to Terminate
     If such damage causes all or any material portion of the Premises to be unusable by Tenant for the normal operation of Tenant’s business on the Premises and, in Landlord’s reasonable opinion, damage to the Premises cannot reasonably be repaired within one (1) year from the date of the damage (six(6) months during the last two (2) years of the Lease term), Tenant may terminate this Lease by delivery of written notice to Landlord within thirty (30) days after the date on which Tenant receives Landlord’s opinion regarding the time required to complete repairs. Upon termination, all Rent and Additional Charges pursuant to Article 5 shall be apportioned as of the date of the damage.
     13.3 Landlord’s Right to Terminate
     In the event (i) the uninsured portion of any damage to or destruction of the Real Property equals or exceeds five percent (5%) of the replacement cost of the Building; or (ii) the Term will expire within one (1) year from the date of any material damage to or destruction of the Premises and Tenant fails to extend the term in accordance with any right expressly granted in this Lease within thirty (30) days after the date of damage: or (iii) the Damaged Property cannot in Landlord’s reasonable opinion, be repaired within one (1) year after the date of damage, Landlord may elect to terminate this Lease as hereinafter provided. Landlord may terminate this Lease for the reason staled in clauses (i) or (iii) of this Section 13.3, by delivery of written notice to Tenant within thirty (30) days after the date of damage or destruction; and for the reason stated in clause (ii) of this Section 13.3, by delivery of written notice to Tenant within forty-five (45) days after the date of the damage or destruction.
     13.4 Extent of Repair Obligations
     If this Lease is not terminated pursuant to Section 13.2 or 13.3 above, Landlord shall repair the structure of the Building and all improvements in the Premises at the completion of Landlord’s Work, and Tenant shall repair all other portions of the Premises. All such repairs shall be performed in a good and workmanlike manner and shall restore the items repaired to substantially the same usefulness, design and construction as existed immediately before the damage. In the event of any repairs hereunder by Landlord, Rent and Additional Charges payable pursuant to Article 5 shall be abated in proportion to the extent that Tenant’s use of the Premises is materially impaired during the period of such repairs. All work by Tenant shall be performed in accordance with the requirements of Section 9.3 above. In the event of any termination of this Lease, the proceeds from any insurance paid by reason of damage to or destruction of the Real Property or any portion thereof shall belong to and be paid to Landlord, except for proceeds payable under Tenant’s fire insurance policies.
     13.5 Waiver of Subrogation
     As long as their respective insurers so permit, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties. Each party shall apply to their insurers to obtain said waivers. Each party shall obtain any special endorsements, if required by their insurer to evidence compliance with such waiver.
     13.6 Non-Application of Certain Statutes
     The provisions of this Lease constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Real Property. Any statute or regulation of the State of California, or any other governmental authority or body, including, without limitation, Section 1932(2), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning any such damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Building.
14. Insurance
     Tenant shall, during the entire term of this Lease and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:
     14.1 Insurance on Tenant’s Property
     Standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage (“All-Risk”) and sprinkler leakage. This insurance policy shall be upon all trade fixtures and other personal property owned by Tenant, for which Tenant is legally liable and/or that was installed at Tenant’s expense, and which is located in the Premises including, without limitation, furniture, fittings, installations, fixtures and any other personal property, in an amount not less than the full replacement cost thereof. If there shall be a dispute as to the amount which comprises full replacement cost, the parties agree to submit such dispute to binding arbitration provided that notwithstanding such arbitration the decision of any mortgagees of Landlord shall be conclusive. Such policy shall name Landlord and any mortgagees of Landlord as loss payable parties, as their respective interests may appear. Tenant shall also carry insurance insuring Tenant’s requirement for replacement space during any period that Tenant is not able to occupy the Premises as a result of a casualty event and insuring Tenant’s loss of the Lease.
     14.2 Liability Insurance
     Commercial General Liability Insurance insuring Tenant against liability arising out of the lease, use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of Five Million Dollars ($5,000,000) for each occurrence and Five Million Dollars ($5,000,000) annual aggregate for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy shall insure the hazards of premises and operations, independent contractors, contractual liability (covering the indemnity contained in Section 19 hereof) and shall (1) name Landlord as an additional insured, (2) contain a cross-liability provision, and (3) contain a provision that “the insurance provided the Landlord hereunder shall with respect to occurrences on the Premises be primary and noncontributing with any other insurance available to the Landlord.”
     14.3 Form of Policies
     All such policies shall be written in a form reasonably satisfactory to Landlord and shall be taken out with insurance companies qualified to issue insurance in the State of California and holding a General Policyholder’s Rating of “B+” and a Financial Rating of “VIII” or better, as set forth in the most current issue of Best’s Insurance Guide, Within thirty (30) days prior to the Commencement Date, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the amounts and forms of coverage. No such policy shall be cancelable except after thirty (30) days prior written notice to Landlord. Tenant shall, within ten (10) days prior to the expiration of such policies, furnish Landlord with renewals, “binders” or certificates thereof, or Landlord may, after five (5) days prior notice to Tenant, order such insurance and charge the cost thereof to Tenant as additional rent, if Tenant fails to so notify Landlord. If Landlord obtains any insurance that is the responsibility of Tenant under this Section 14, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed.
     14.4 Landlord’s Insurance
     During the Term, Landlord shall insure the Building (including Tenant Improvements up to a maximum cost of twenty eight dollars ($28.00) per rentable square foot but excluding any property which Tenant is obligated to insure) for its full replacement cost subject to a deductible amount to be agreed upon between Landlord and Tenant but which shall not be less than five thousand dollars ($5,000) nor more than twenty five thousand dollars($25,000), against damage with All-Risk insurance (including earthquake coverage to the extent available on commercially reasonable terms and with a deductible amount as would be customary for similar properties) and Commercial General Liability Insurance. The Commercial General Liability Insurance shall be in the amount of not less than two million dollars ($2,000,000). Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord and Tenant may mutually agree in writing or as Landlord may be required to carry by any mortgagee under any mortgage encumbering the Building or the Premises.
     14.5 Compliance with Insurance Requirements
     Tenant shall not do anything, or suffer or permit anything to be done, in or about the Premises that shall invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building or any property located therein. Tenant, at Tenant’s expense, shall comply with, and shall cause all occupants of the Premises to comply with, all applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body.
15. Eminent Domain
     15.1 Effect of Taking
     If all of the Premises is condemned or taken (or any transfer is made in lieu thereof) before or during the Term for public or quasi-public use, (each of which events shall be referred to as a “Taking”), this Lease shall automatically terminate as of the date of the vesting of title. If a part of the Premises is so taken, this Lease shall automatically terminate as to the portion of the Premises so taken as of the date of the vesting of title as a result of such taking. If a portion of the Real Property is taken as to render the Building incapable of economically feasible operation as reasonably determined by Landlord, this Lease may be terminated by Landlord as of the date of the vesting of title as a result of such taking, by written notice to Tenant within sixty (60) days following notice to Landlord of the date on which said vesting will occur. If a portion of the Premises is taken as to render the Premises or the remaining portion thereof unusable by Tenant for the normal operation of Tenant’s business on the Premises, this Lease may be terminated by Tenant as of the date of the vesting of title as a result of such taking, by written notice to Landlord within sixty (60) days following notice to Tenant of the date on which said vesting will occur. If this Lease is not terminated as a result of any taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord nor do more work than that described in Section 14.4, unless Tenant pays to Landlord in advance the difference between the cost of such restoration and the amount of the condemnation proceeds received by Landlord.

     15.2 Award
     Landlord shall be entitled to the entire award for any taking, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in any taking; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements to the Premises made or paid for by Tenant or the interruption of or damage to Tenant’s business.
     15.3 Abatement of Rent
     In the event of a partial taking that does not result in a termination of this Lease as to the entire Premises, the Rent and Additional Charges shall abate in proportion to the portion of the Premises taken or rendered untenantable by such taking. The provisions of this Lease specifically supersede Sections 1265.120 and 1265.130 of the California Code of Civil Procedure or any similar statute now or hereafter in effect relating to abatement of rent or termination of a lease in the event of a taking or condemnation of the Premises.
     15.4 Temporary Taking
     If all or any portion of the Premises is taken for a limited period of time before or during the Term, this Lease shall remain in full force and effect; provided, however, that the Rent and Additional Charges payable pursuant to Article 5 above shall abate during such limited period in proportion to the portion of the Premises taken by such taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
16. Assignment and Subletting
     16.1 Consent Required
     Subject to the provisions of Sections 16.2 and 16.9 below, neither Tenant nor any sublessee or assignee of Tenant shall, directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (each such act is herein referred to as an “Assignment”), or sublet the Premises or any portion thereof or permit the Premises to be occupied by anyone other than Tenant (each such act is herein referred to as a “Sublease”), without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld. Any Assignment or Sublease that is not in compliance with this Article 16 shall be void. The acceptance of Rent or Additional Charges by Landlord from a proposed assignee, sublessee or occupant of the Premises shall not constitute consent to such Assignment or Sublease by Landlord.
     16.2 Permitted Subleases
     Notwithstanding the provisions of Section 16.1 and provided the Tenant occupies not less than fifty percent (50%) of the rentable square footage in the Premises and, during the Option Term, provided the Tenant has exercised its Option for the entire Building, Tenant may, without the consent of Landlord Sublease the balance of the Premises without Landlord’s consent. Tenant shall provide Landlord with a copy of any such Sublease within thirty (30) days of the execution thereof and any such Sublease entered into without Landlord’s consent shall specifically require the sublessee to comply with all of the applicable provisions of this Lease.
     16.3 Profit sharing
     In the event of any Assignment or Sublease, forty percent (40%) of the excess of the total amount of rent and other consideration paid under or in consideration for any such Sublease or Assignment, after allowing for deduction of the reasonable cost of leasing commissions, legal costs, and tenant improvement costs applicable to such Sublease or Assignment, over the Rent and Additional Charges payable hereunder, shall be payable to Landlord as Additional Charges.
     16.4 Notice
     Any request by Tenant for Landlord’s consent to a specific Assignment or Sublease shall include (a) the name of the proposed assignee, sublessee or occupant, (b) the nature of the proposed assignee’s or sublessee’s business to be carried on in the Premises, (c) a copy of the proposed Assignment or Sublease, and (d) such financial information and such other information as Landlord may reasonably request concerning the proposed assignee or sublessee or its business. Landlord shall respond in writing, stating the reasons for any disapproval, as soon as possible but in no event more than ten (10) business days after receipt of all information reasonably necessary to evaluate the proposed Assignment or Sublease. In the event that Landlord fails to respond within said ten (10) day period. Landlord shall be deemed to have consent to such Assignment or Sublease.
     16.5 No Release
     No consent by Landlord to any Assignment or Sublease by Tenant, and no specification in this Lease of a right of Tenant’s to make any Assignment or Sublease, shall relieve Tenant of any obligation to be performed by Tenant under this Lease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of

Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease.
     16.6 Cost of Processing Request
     Tenant shall pay to Landlord the reasonable amount of Landlord’s cost of processing every proposed Assignment or Sublease and the reasonable amount of all direct and indirect expenses incurred by Landlord arising from any assignee or sublessee taking occupancy; provided that such costs and expenses shall not exceed one thousand dollars ($1,000) for each request.
     16.7 Corporate or Partnership Transfers
     Any sale or other transfer, including without limitation by consolidation, merger or reorganization, of a majority of the voting stock of Tenant or any beneficial interest therein, if Tenant is a corporation, or any sale or other transfer of a majority of the partnership interests in Tenant or any beneficial interest therein, if Tenant is a partnership, shall be an Assignment for purposes of this Lease. The provisions of this Section 16.7 shall not apply at any time when the stock of Tenant is traded on a national exchange.
     16.8 Assumption of Obligations
     Each assignee or other transferee of Tenant’s interest hereunder, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Rent and Additional Charges, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. Each sublessee of all or any portion of the Premises shall, as a condition to such sublease, agree in writing for the benefit of Landlord (a) to comply with and agree to those provisions of this Lease, and (b) that such sublease (and all further subleases of any portion of the Premises) shall terminate upon any termination of this Lease, regardless of whether or not such termination is voluntary or that, at the option of Landlord, such sublessee shall attorn to Landlord.
     16.9 Permitted Transferees
     The provisions of this Section 16 shall not apply to any Assignment, Sublease or occupancy of the Premises by any direct or indirect subsidiary or present corporation of Tenant, any affiliate of Tenant or any other entity owned by (whether directly or indirectly), under common control with or owning Tenant (such entities are referred to herein as a “Permitted Transferee”); provided that no such Assignment, sublease or occupancy to or by a Permitted Transferee shall serve to release Tenant from its obligations hereunder.

17. Utilities and Services
     17.1 Landlord to Furnish
     Landlord shall furnish during the Term, subject to reimbursement pursuant to Article 5 above, (a) heating, ventilation and air conditioning to the Premises during the hours of 8:00 a.m. until 6:00 p.m. Monday through Friday (excluding recognized national or state holidays), (b) automatic elevator service to the floor or floors where the Premises are located at all times, (c) electric power at a rate of two and 65/100 (2.65) watts per rentable square foot per 24 hour day, Monday through Friday (excluding recognized national or state holidays) in the Building, (d) hot and cold water, if any, at those points of supply shown on the approved plans for the Premises, (e) janitorial service five nights per week (except labor holidays) in accordance with Exhibit E attached hereto, (f) replacement of all building standard fluorescent rubes, and (g) landscaping services for the Premises and regular refuse removal from the Premises.
     17.2 Excess Usage
     Whenever heat generating machines or equipment or lighting other than those indicated on plans approved as part of Landlord’s Work are used in the Premises by Tenant which materially affect the temperature otherwise maintained by the air conditioning system, Landlord shall have the right to install supplementary air conditioning facilities in the Premises or otherwise modify the ventilating and air conditioning system serving the Premises, and the reasonable cost of such facilities and modifications shall be borne by Tenant. Tenant shall also pay the additional cost for maintenance and repairs of the mechanical equipment for providing heating or cooling to the Premises during hours other than those specified in clause (a) of Section 17.1 above. Landlord shall furnish such after- hours heating or cooling upon advance notice from Tenant and Tenant shall pay the actual cost of the utilities required for such after hours use (but only excess electrical power to the extent such electrical power usage exceeds the amount set forth in Section 17.1). If Tenant uses excess electric power beyond the quantity specified in Section 17.1, Tenant shall pay for the actual cost of such excess power and the cost of installing any additional risers or other facilities that, may be necessary to furnish such excess power to the Premises. Landlord and Tenant acknowledge that Landlord shall provide Tenant with separate electrical meters (the cost of which shall be a component of the Tenant Improvements) for Tenant’s computer server rooms as designated in the Final Plans and Specifications developed pursuant to Exhibit D and Tenant shall pay directly the electrical charges for such computer server rooms, provided that Landlord shall give Tenant a credit against Excess Expenses due hereunder in the amount of the average electrical charge per square foot for the Building for the Base Year multiplied by the area of the computer server rooms.

     17.3 Interruption of Service
     Landlord reserves the right to stop the Building Systems when reasonably necessary; provided, however, that Landlord shall give Tenant advance notice of any such interruption of services when reasonably possible, and shall restore such services as soon as practical and in a manner so as to cause as little interference with Tenant’s use of the Premises as is practical; provided further, however, that Landlord shall attempt to but shall not be obligated to perform work during other than normal business hours. In addition, Landlord reserves the right to limit services or utilities serving the Premises or the Building, in compliance with the requirements or requests of federal, state or local governmental agencies or utilities suppliers in reducing energy or other resources consumption, and to make all alterations to the Real Property reasonably necessary therefor. Except as specifically provided in Section 12 above, any such actions by Landlord under this Section 17.3, or any other interruption of services provided for herein (unless caused by Landlord’s gross negligence or willful misconduct) shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any abatement or diminution of Rent or Additional Charges, (c) relieve Tenant from any of its obligations under this Lease or (d) impose any liability on Landlord or its agents by reason of inconvenience or annoyance to Tenant or by reason of injury to or interruption of Tenant’s business, or otherwise. Tenant hereby waives and releases its right to terminate this Lease under Sections 1941 and 1942 of the California Civil Code or any similar laws, statutes or ordinances now or hereafter in effect. Tenant shall cooperate reasonably with any voluntary energy conservation program initiated by Landlord in cooperation with the efforts of federal, state or local governmental agencies or utilities suppliers in reducing the consumption of energy or other resources.
     17.4 Services and Utilities Provided by Tenant
     Notwithstanding anything to the contrary contained in herein, Tenant may at its option elect to provide to the Building and the Premises some or all of the janitorial, maintenance, landscaping, utilities and other services required of Landlord under this Lease (collectively the “Services and Utilities”). In the event that Tenant elects to provide the Services and Utilities to the Building and the Premises, Tenant shall comply with the following terms and conditions:
     (a) At any time other than the commencement of the Lease term, Tenant shall give Landlord not less than sixty (60) days notice of its intent to provide the Services and Utilities to the Premises and the Building and shall give Landlord such additional notice as may be required for Landlord to terminate without premium or penalty any existing service contracts for the Building or the Premises that will not be assumed by the Tenant. The Tenant’s notice electing to provide the Services and Utilities shall specify the exact Services and Utilities that Tenant elects to provide.

     (b) Tenant shall provide the Services and Utilities designated in Tenant’s notice to the Building and the Premises at the level, quantity and quality as may otherwise be required of Landlord under this Lease and shall keep the Building and the Premises in good condition and repair. In providing the Services and Utilities, Tenant shall comply with all applicable laws, statutes and regulations and all covenants, conditions and restrictions applicable to the Building and the Premises. All contracts for any Services and Utilities shall be subject to Landlord’s reasonable approval, which shall not be unreasonably withheld or delayed.
     (c) Tenant shall promptly pay the cost of all Services and Utilities, shall indemnify and hold Landlord harmless against any cost and expense thereof and shall keep the Premises and the Building free of all liens and encumbrances on account thereof.
     (d) During any period that Tenant has elected to provide the Services and Utilities the provisions of Section 12 shall be inapplicable.
     (e) In the event that Tenant elects to provide the Services and Utilities, Tenant shall be entitled to a credit against Rent and other charges due hereunder in the amount of the cost of such Services and Utilities for the Base Year.
     (f) At any time after Tenant has elected to provide the Services and Utilities, Tenant may, upon sixty (60) days notice elect to have Landlord provide the Services and Utilities, as otherwise provided in this Lease, provided that Tenant may not make such election more than twice during the term of the Lease. Upon such election any credits set forth in Section 17.4(e) shall be reversed.
     17.5 Security Systems and Programs
     The Landlord shall have no liability for any safety or security devices or services in the Premises or the Building. The risk that any safety or security device, service or program may not be effective, or may malfunction or be circumvented, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses. Tenant agrees to cooperate with any reasonable safety or security program developed by Landlord or required by law.
18. Default and Remedies
     18.1 Events of Default.
     The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(i) Failure of Tenant to pay any installment of Rent or Additional Charges within five (5) days after written notice thereof from Landlord.
(ii) Failure of Tenant to perform any of the provisions of this Lease to be performed by Tenant, other than as described in Section 18.1 (i), where such failure shall continue for thirty (30) days after notice of such failure by Landlord to Tenant; provided however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall be deemed not to be in default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.
(iii) The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of any action or proceeding under any federal or state insolvency, reorganization, bankruptcy or other debtor relief statute now or hereafter existing, (unless in the case of such action taken against Tenant, the same is dismissed within sixty (60) days); or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within thirty (30) days after the filing thereof.
     18.2 Remedies.
Upon the occurrence of a default by Tenant under this Lease that is not cured by Tenant within the grace periods specified in Section 18.1, Landlord shall have the following rights and remedies in addition to all other rights and remedies available to Landlord at law or in equity:
(i) The rights and remedies provided by California Civil Code Section 1951.2, including, but not limited to, the right to terminate Tenant’s right to possession of the Premises and to recover the amounts specified in California Civil Code Subsections 1951.2(a)(l)-(4);
(ii) The rights and remedies provided by California Civil Code Section 1951.4, including, without limitation, the right to continue the Lease in effect after Tenant’s breach and abandonment and recover Rent and Additional Charges as they become due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not of themselves constitute a termination of Tenant’s right to possession;
(iii) The right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds therefrom pursuant to applicable California law;
(iv) The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises, to apply any rental collected from the Premises; and
(v) The right to specific performance of any or all of Tenant’s obligations hereunder, and to damages for delay in or failure of such performance.
     18.3 Remedies Cumulative
     All rights, options and remedies of Landlord contained in this Lease or provided by law or in equity shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. No waiver of any default hereunder shall be implied from any acceptance by Landlord of any Rent, Additional Changes or other charges due hereunder or any omission by Landlord to take any action on account of such default, and no express waiver shall affect any default other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant
19. Fees and Expenses; Indemnity; Payment
     19.1 Landlord’s Right to Remedy Defaults
     If Tenant shall default in the performance of any of its obligations under this Lease after notice and expiration of the applicable cure period, Landlord may remedy such default at Tenant’s expense, without thereby waiving any other rights or remedies of Landlord with respect to such default. Notwithstanding the foregoing, Landlord shall have the right to cure any failure by Tenant to perform any of its obligations under this Lease without notice to Tenant if such failure results in an immediate threat to life or safety of any person, or impairs the Building or its efficient operation.
     19.2 Indemnity by Tenant
     Except to die extent caused by the active negligence or willful misconduct of Landlord, its contractors, guests, invitees or employees, Tenant shall indemnify Landlord, all partners of any partnership constituting Landlord, and their respective officers, directors, shareholders, employees, and servants, all mortgagees or beneficiaries of Landlord’s interest in all or any portion of the Real Property, and the lessor or lessors under all ground or underlying leases (sometimes collectively referred to herein as “Related Entities”) against and save Landlord and Related Entities hannless from and defend Landlord and Related

Entities through attorneys reasonably satisfactory to both Tenant and Landlord from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, any reasonable attorneys’ fees, to the extent incurred in connection with or arising from (a) any default by Tenant in the observance or performance of any of the terms, covenants, conditions or other obligations of this Lease, (b) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person occupying the Premises, (c) the condition of the Premises or any occurrence or happening on the Premises between the Commencement Date and the time Landlord has accepted the surrender of the Premises after the expiration or termination of the Term, (d) any active negligence or willful misconduct of Tenant or any subtenant of the Premises or any of their respective employees while on the Real Property, or (e) Landlord’s inability to obtain access to any portion of the Premises with respect to which Landlord has not been furnished a key (if locked) or access has been otherwise restricted. Notwithstanding the foregoing, or Section 19.3, the indemnities in Sections 19.2 and 19.3 shall not apply to any act or event covered by insurance carried by Landlord or Tenant hereunder.
     19.3 Indemnity by Landlord
     Landlord shall indemnify Tenant and any Related Entity of Tenant against and save Tenant and Tenant’s Related Entities harmless from and defend Tenant and Tenant’s Related Entities through attorneys reasonably satisfactory to both Landlord and Tenant from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, any reasonable attorneys’ fees, to the extent incurred in connection with or arising from (a) any active negligence or willful misconduct of Landlord or any of Landlord’s contractors, agents, employees, guests or invitees, (b) any default by Landlord in the observance or performance of any of the terms, covenants, conditions or obligations of this Lease, or (c)the condition of the Premises prior to the Commencement Date.
     19.4 Interest on Past Due Obligations
     Unless otherwise specifically provided herein, any amount due from Tenant to Landlord under this Lease which is not paid within five (5) days from the date when due shall bear interest from the due date until paid at the lesser of the highest rate then permitted by law or a rate per annum which is equal to four percent (4%) plus the highest rate identified by Bank of America NT&SA as its “reference rate” between the date such amount was due and the date such payment was received. The payment of such interest shall not alone excuse or cure any default under this Lease.
20. Access to Premises
     Landlord reserves for itself and its agents, employees and independent contractors the right to enter the Premises at all reasonable times (upon reasonable notice) to inspect the

Premises, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers, mortgagees, beneficiaries or (during the last twelve (12) months of the Term) prospective tenants, to post notices of nonresponsibility, to determine whether Tenant is complying with its obligations under this Lease, and to alter, improve or repair the Premises or any other portion of the Building provided that Landlord shall not under any circumstances, except for emergencies threatening life or property, enter Tenant’s computer areas without the permission of Tenant. Tenant shall not place any locks on any interior doors in the Premises without the consent of Landlord and without providing Landlord with copies of the keys for such locks. In the event of an emergency, Landlord shall have the right to enter the Premises at any time without notice. Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open doors in an emergency, in order to obtain entry to any portion of the Premises. Except as provided in Section 12 above, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent or Additional Charges, or any other loss occasioned by Landlord’s exercise of any of its rights under this Article 20; provided that Landlord shall always use its best efforts to avoid or minimize any interference with Tenant’s business. Tenant waives all rights to consequential damages (including, without limitation, damages for lost profits and lost opportunities) arising in connection with Landlord’s exercise of its right under this Section 20.
21. Notices
     Except as otherwise expressly provided in this Lease, any payment required to be made and any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by personal delivery or registered or certified mail, return receipt requested, or by overnight courier service or by facsimile transmission with a following copy by first class mail, addressed (a) to Tenant at the address set forth in the Basic Lease Information, (b) to Landlord at the address set forth in the Basic Lease Information or (c) to such other address as either Landlord or Tenant may designate as its new address in California for such purpose by notice given to the other in accordance with the provisions of this Section 21. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date of receipt or refusal to accept delivery.
22. No Waiver
     No provision of this Lease may be waived, and no breach thereof shall be waived, except by a written instrument signed by the party against which the enforcement of the waiver is sought. No failure by Landlord to insist upon the strict performance of any obligation of Tenant under this Lease, no course of conduct between Landlord and Tenant, and no acceptance of the keys or to possession of the Premises before the termination of the Term by Landlord or any employee or representative of Landlord shall constitute a waiver of any breach or a waiver or modification of any term, covenant or condition of this Lease. No payment by Tenant of a lesser amount than the aggregate of all Rent and Additional Charges then due under this Lease shall be deemed to be other than on account of the first items of such Rent and Additional Charges then accruing or becoming due, unless Landlord elects otherwise.
23. Certificates
     Each party hereto, at any time and from time to time, within twenty (20) days after written request, shall execute, acknowledge and deliver to the other party, addressed (at such party’s, request) to any prospective purchaser, ground or underlying lessor or mortgagee or beneficiary of any part of the Real Property, an estoppel certificate in form and substance reasonably designated by the requesting party. The failure to deliver the certificate required by this Section within such twenty (20) day period shall be conclusive upon the responding party that all facts set forth in the requesting party’s proposed certificate are true and correct.
24. Rules and Regulations
     Tenant shall before and during the Term faithfully observe and comply with, and shall cause all occupants of the Premises to observe and comply with, the rules and regulations attached to this Lease as Exhibit F and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord (the “Rules and Regulations”), provided that Landlord shall not promulgate any Rules and Regulations that materially expand Tenant’s obligations or limit Tenant’s rights hereunder.
25. Tenant’s Taxes
     In addition to all other sums to be paid by Tenant under this Lease, Tenant shall pay, before delinquency, any and all taxes levied or assessed during the Term, whether or not now customary or within the contemplation of the parties hereto, (a) upon, measured by or reasonably attributable to Tenant’s improvements in excess of the Tenant Improvement Allowance, equipment, furniture, fixtures and other personal property located in the Premises, including without limitation any Alterations, (b) upon or measured by Rent or Additional Charges, or both, payable under this Lease, including without limitation any gross income tax or excise tax levied by the city and/or county in which the Building is located, the State of California, the Federal Government or any other governmental body with respect to the receipt of such rental; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by

Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
26. Corporate Authority
     If either party signs as a corporation or partnership, each of the persons executing this Lease on behalf of such party does hereby covenant and warrant that such party is a duly authorized and existing entity, that such party has and is qualified to do business in the State of California, that the entity has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the entity are authorized to do so.
27. Miscellaneous
     27.1 Financial Statements
     Upon Landlord’s written request from time to time (not more frequently than once per year), Tenant shall promptly furnish Landlord with Tenant’s annual report instead of financial statements.
     27.2 Successors and Assigns
     Subject to Article 16, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided herein, their respective personal representatives and successors and assigns.
     27.3 Sever ability
     If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.
     27.4 Applicable Law
     This Lease shall be governed by and construed in accordance with the laws of the State of California.
     27.5 Integration
     The terms of this Lease (including, without limitation, the Exhibits hereto) are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written).
     27.6 Quiet Enjoyment
     Upon Tenant paying the Rent and Additional Charges and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord; subject, however, to the provisions of this Lease and to any mortgages or deeds of trust or ground or underlying leases referred to in Article 11.
     27.7 Holding Over
     If Tenant shall hold over after the expiration of the Term, Tenant shall pay Rent equal to one hundred twenty five percent (125%) of the Rent payable during the final full lease year (exclusive of abatements, if any), together with an amount reasonably estimated by Landlord for the monthly Additional Charges payable under this Lease, and shall otherwise be on the terms and conditions herein specified so far as applicable (but expressly excluding all renewal or extension rights). No holding over by Tenant after the Term shall operate to extend the Term.
     27.8 Time of Essence
     Time is of the essence of each and every provision of this Lease.
     27.9 Broker’s Commissions
     Each party represents and warrants to the other that it has not entered into any agreement or incurred or created any obligation winch might require the other party to pay any broker’s commission, finder’s fee or other commission or fee relating to the leasing of the Premises, except for the brokers specified in the Basic Lease Information. Each party shall indemnify, defend and hold harmless the other and the other’s constituent partners and their respective, officers, directors, shareholders, employees, servants and agents and employees from and against all claims for any such commissions or fees made by anyone claiming by or through the indemnifying party, except for the broker named in the Basic Lease Information.
     27.10 Amendments
     No amendments or modifications of this Lease or any agreements in connection therewith shall be valid unless in writing duly executed by both Landlord and Tenant. No amendment to this Lease shall be binding on any mortgagee or beneficiary of Landlord (or purchaser at any foreclosure sale) unless such mortgagee or beneficiary shall have consented thereto in writing.
     27.11 Attorneys’ Fees
     If Landlord becomes a party to any litigation not initiated by Tenant concerning this Lease, the Premises or the Real Property by reason of any act or omission of Tenant or its authorized representatives, and not by reason of its own act or omission or any act or omission of its authorized representatives, Tenant shall be liable to Landlord for reasonable attorneys’ fees and court costs incurred by Landlord in the litigation.
     If either party commences an action against the other party arising out of or in connection with this Lease, or institutes any proceeding in a bankruptcy or similar court which has jurisdiction over the other party or any or all of its property or assets, the prevailing partly shall be entitled to recover from the losing party reasonable attorneys’ fees and court costs. The fees recoverable, as provided above, shall include fees incurred on appeal and any other post-judgment proceeding.
     27.12 Options to Extend Term
     (a) Landlord hereby grants to Tenant two options (each an “Extension Option”) to extend the Term of this Lease for an additional term (the “Option Term”) of five (5) years each upon and subject to the terms and conditions set forth in this Section. The Extension Options shall be exercised, if at all, consecutively by written notice given to Landlord not less than nine (9) months prior to the Expiration Date of the Term, in the case of the second Extension Option not less than nine (9) months prior to the Expiration Date of the Term as extended by the first Extension Option. Tenant may exercise the first Extension Option for either all or one-half of the Building, as designated in Tenant’s notice exercising such Extension Option. In the event that Tenant has exercised the first Extension Option for all of the Building, Tenant may exercise the second Extension Option for either all or one-half of the Building, as designated in Tenant’s notice exercising such Extension Option. In the event that Tenant has exercised the first Extension Option for only one-half of the Building Tenant may only exercise the second Extension Option for such one-half of the Building. If Tenant exercises an Extension Option, each of the terms, covenants and conditions of this Lease shall apply during the applicable Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date of the Term, provided that (i) the Rent and Additional Charges to be paid during the applicable Option Term shall be ninety five percent (95%) of the Prevailing Market Rental, as hereinafter defined, for the Premises for the applicable Option Term, (ii) the Expiration Date for the Lease shall become the expiration date for the applicable Option Term; (iii) there shall be no additional option terms and (iv) if less than all of the Building has been leased for any Extension Option, the rentable area covered by this Lease shall be recalculated in accordance with Section 2.1, provided however, that the BOMA multi-tenant standards shall be used. Anything contained herein to the contrary notwithstanding, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the applicable Extension Option or at any time thereafter prior to the commencement date of the applicable Option Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the applicable Extension Option upon notice to Tenant. As used herein, the term “Prevailing Market Rental” for the Premises shall mean the annual rental, payments for Expenses and Taxes, and all other monetary payments that Landlord could obtain for the applicable Option Term from a third party desiring to lease the Premises for the applicable Option Term taking into account the age and condition of the Building and the Premises, the services provided under the terms of this Lease, the annual rental, payments for Expenses and Taxes, the obligation, or lack thereof, to pay tenant improvement costs and leasing commissions in connection with such renewal and all other monetary payments then being obtained for new leases of first class space comparable to the Premises in the locality of the Building.
     (b) If Tenant exercises the Extension Option(s), Landlord shall send to Tenant a notice setting forth the Prevailing Market Rental for the Premises for the applicable Option Term on or before the date that is one hundred twenty (120) days prior to the Expiration Date of the Term, as it may be extended by the exercise of the first Extension Option. If Tenant disagrees with Landlord’s determination of the Prevailing Market Rental for the applicable Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth the Prevailing Market Rental for the applicable Option Term, send to Landlord a notice stating that Tenant disagrees with Landlord’s determination of Prevailing Market Rental for the applicable Option Term and elects to resolve the disagreement as provided in this Section below. If Tenant does not send to Landlord a notice as provided in the previous sentence, Landlord’s determination of the Prevailing Market Rental shall be the basis for determining the annual rental, payments for Expenses and Taxes and all other monetary payments to be paid by Tenant hereunder during the applicable Option Term. If Tenant elects to resolve the disagreement as provided below and such procedures shall not have been concluded prior to the commencement date of the applicable Option Term, Tenant shall pay annual rental, payments for Expenses and Taxes and all other monetary payments to Landlord hereunder adjusted to reflect the Prevailing Market Rental as stated by Landlord in its original notice to Tenant of Landlord’s determination thereof. If the amount of Prevailing Market Rental as finally determined pursuant to subparagraph (c) is greater than Landlord’s determination, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the Prevailing Market Rental as so determined pursuant to subparagraph (c) within thirty (30) days after the determination. If the Prevailing Market Rental as finally determined pursuant to subparagraph (c) is less than Landlord’s determination, the difference between the amount paid by Tenant and the Prevailing Market Rental as so determined pursuant to subparagraph (c) shall be credited against the next installments of annual rental, payments for Expenses and Taxes and all other monetary payments due from Tenant to Landlord hereunder.
     (c) Any disagreement regarding the Prevailing Market Rental as defined in this Section shall be resolved as follows:
          (i) Within thirty (30) days after Tenant’s response to Landlord’s notice to Tenant of the Prevailing Market Rental, Landlord and Tenant shall negotiate in good faith to attempt to resolve any such disagreement.
          (ii) If within the thirty (30) day period referred to in (i) above, Landlord and Tenant cannot reach agreement as to the Prevailing Market Rental, they shall each select one appraiser to determine the Prevailing Market Rental. Each such appraiser shall arrive at a determination of the Prevailing Market Rental, as defined in this Section 27.12, and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the thirty (30) day consultation period described in (i) above.
          (iii) If only one determination is submitted within the requisite time period, it shall be deemed to be the Prevailing Market Rental. If both appraisers submit a determination within such time period, and if the two determinations so submitted differ by less than five percent (5%) of the higher of the two, the average of the two shall be the prevailing Market Rental. If the two determinations differ by more than five percent (5%) of the higher of the two, then the two appraisers shall immediately select a third appraiser who shall within thirty (30) days after his or her selection select one of the first two determinations as representing the Prevailing Market Rental for the Premises. Without limiting the foregoing, the third appraiser shall make no determination other than selecting one of the first two determinations as reflecting the Prevailing Market Rental for the Premises. If the two appraisers are unable to select a third appraiser either party may apply to the presiding judge of the Superior Court for the County of AJameda for the appointment of such appraiser.
          (iv) All appraisers specified pursuant to this paragraph shall be members of the American Institute of Real Estate Appraisers and shall have not less than ten (10) years’ experience appraising commercial properties in the I-680 corridor. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in resolving the dispute pursuant to this Section.
     If the commencement date of the applicable Option Term is other than on the first day of a calendar month, then the installment of Rent payable on the first day of any month during which an increase in the Rent, as provided for hereinabove, is to occur shall be prorated based on the number of days in such month prior to the effective date of the increase and the number of days in such month on or after the effective date of the increase. The Extension Options are intended to be personal to Tenant. Notwithstanding anything to the contrary contained herein, if Tenant agrees to assign its interest in this Lease or to sublet all or more than fifty percent (50%) of the Premises to any party other than a Permitted Transferee prior to the commencement of the Extension Option, then the Extension Option shall immediately become null and void and of no force or effect.
     27.13 Signs and Building Name
     Subject to the reasonable approval of Landlord, Tenant shall have the right to name the Building and use the name throughout the Lease term for so long as Tenant leases the entire Building, provided that Tenant shall make such election to name the Building within thirty (30) days of Lease execution. Subject to the reasonable approval of Landlord, Tenant shall have the right to install, at its own cost and expense, exterior signage to the extent permitted by applicable governmental regulations and any covenants conditions and restrictions affecting the Real Property.
     27.14 Parking
     As apart of Landlord’s Work, Landlord shall construct on the Real Property parking for not less than four (4) vehicles for every one thousand (1,000) square feet of usable area in the Building. The ratio of compact car spaces to full size car spaces shall not exceed applicable code requirements.
     27.15 Dispute Resolution
     It is the desire and intention of the parties hereto to agree upon a mechanism and procedure under which any disputes or disagreements under or relating to this Lease will be resolved in a prompt and expeditious manner. The parties intend that such rapid mechanism and procedure be utilized to resolve any and all disputes and disagreements under or relating to this Lease. Accordingly, any controversy or dispute arising out of this Lease or relating to the interpretation of any term or provision of this Lease shall be heard by a referee pursuant to the provisions of California Code of Civil Procedure §§ 638 to 645.1, inclusive, except to the extent that such dispute or disagreement is subject to the exclusive jurisdiction of the federal courts. All of the parties hereto shall promptly and diligently cooperate ‘with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The parties hereto agree that the referee shall have the power to decide all issues of fact and law and report his decision thereon and issue all legal and equitable relief appropriate under the circumstances of the controversy before him. The parties shall agree upon a single referee experienced in resolving disputes of the kind under consideration, which referee shall then try all issues, whether of fact or law, and report a finding and judgment thereon. If the parties are unable to agree upon a referee within ten (10) days of a written request to do so by any party hereto, then any party hereto may thereafter seek to have one appointed pursuant to California Code of Civil

Procedure §§ 638 and 640. The cost of such proceeding shall initially be borne equally by the parties to the dispute. However, the prevailing party in such proceeding shall be entitled, in addition to all other costs, to recover its contribution for the cost of the referee as an item of damage and/or recoverable costs.
     In Witness Whereof, Landlord and Tenant have each caused their duly authorized representatives to execute this Lease on their behalf as of the date first above written.

Landlord:	The Edward Pike Company,
a California corporation

	By	/s/ Edward D. Pike III

Edward Pike
President

Tenant:	PeopleSoft, Inc.,
a Delaware corporation

	By	/s/ Ronald E.F. Codd

Ronald E.F. Codd
Senior Vice President
Chief Financial Officer

Exhibit A
Diagram of Premises

A-1

Exhibit B
List Of Defined Terms

Additional Charges	4.2
Alterations	8.1
Assignment	16.1
Base Year	Basic Lease Information
BOMA Standard	2.1
Building	Basic Lease Information
Building Systems	7.3
Commencement Date	Basic Lease Information
Commencement Date Extension Period	3.1
Common Area	Basic Lease Information
Comparison Year	5.1(e)
Damaged Property	13.1
Excess Expenses	5.1(e)
Excess Taxes	5.1(d)
Expenses	5.1(b)
Expiration Date	Basic Lease Information
Extension Option	27.12
Force Majeure Events	3.1
Hazardous Material	7.4
Landlord	Page l
Landlord’s Statement	5.3
Landlord’s Work	6.1
Option Term	27.12
Permitted Transferee	16.9
Premises	Basic Lease Information
Prevailing Market Rental	27.12
Project Architect	2.1

B-1

Real Estate Taxes	5.1(a)
Real Property	2.1
Related Entities	19.2
Rent	Basic Lease Information
Rentable Area	Basic Lease Information
Rules and Regulations	24
Services and Utilities	17.4
Sublease	16.1
Taking	15.1
Tenant	Page 1
Tenant Delay	3.1
Tenant Improvements	6.1
Tenant Owned Property	8.2
Term	3.1
Termination Notice	3.1
Walnut Creek Lease	3.1
Work Letter	6.1

B-2

Exhibit C
Expense Exclusions
     The following items shall be excluded from any calculation of Expenses for the Premises:
     (i) Depreciation, except as specifically provided for in the Lease.
     (ii) Interest, points, fees and amortization on mortgages or other debt costs or ground lease payments, if any.
     (iii) Legal fees in connection with leasing, tenant disputes or enforcement of leases.
     (iv) Real estate brokers’ commissions or any other costs relating to the leasing or sale of the Premises; provided, that the reasonable rental cost of Landlord’s management office (not to exceed 500 rentable square feet in area) may be included as an Expense, provided further that to the extent that such office is used to manage buildings or properties other than the Building, the cost thereof shall be equitably apportioned.
     (v) The cost of any items to the extent Landlord receives reimbursement therefor from insurance proceeds, any warranty on such item, pursuant to any other provision of this Lease or from a third party (such proceeds to be deducted from Expenses in the year in which received).
     (vi) Capital expenditures, except those capital expenditures made exclusively (i) to reduce Expenses (and then only the extent of the actual reduction realized), (ii) to comply with any laws or other governmental requirements (but not any laws or governmental requirements which were in effect, applicable and being enforced against the Building as of the Commencement Date), all of which capital expenditures (together with reasonable financing charges not to exceed ten percent per annum) shall be amortized for purposes of this Lease over their useful lives.
     (vii) Any costs relating to the development of the Building or the Premises, including without limitation the Landlord’s Work, or any development of additional improvements on the Real Property.
     (viii) Any costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements or renovations of existing tenant improvements for any tenant, including the Tenant, in the Building, provided that the foregoing shall not in any way limit Tenant’s obligation to reimburse Landlord for the cost of any tenant improvements or renovations constructed for Tenant as provided in Exhibit C or elsewhere in the Lease.

C-1

     (ix) Any portion of Landlord’s general corporate overhead (such as salaries for executives of Landlord and any and all affiliated or related entities and contributions to employee pension plans), provided that Landlord shall be entitled to charge as an Expense a reasonable and customary management fee for properties such as the Building, whether paid to a third party, to Landlord or an affiliate of Landlord.
     (x) Charitable or political contributions by Landlord.
     (xi) Any amortization or depreciation on the Building or the Premises, except for the permitted amortization of certain capital improvements.
     (xii) Any costs relating to (i) the correction or repair of any defect in the Building, (ii) the correction or repair of any aspect of the Building that does not comply with applicable building codes and regulations in effect as of the Commencement Date, or (iii) the removal, remediation or disposal in accordance with applicable laws of any Hazardous Materials (as that term is defined in the Lease) existing on or under the Premises as of the date hereof or which are introduced on the Premises during the term of the Lease by any party other than Tenant, Tenant’s invitees, contractors, employees, invitees, guests, sublessees or assignees.
     (xiii) Costs resulting from the violation by Landlord of applicable laws, statutes and regulations or covenants, conditions and restrictions affecting the Building or the Premises.
     (xiv) Any payments for supplies, materials or services provided or rendered by affiliates of Landlord to the extent that the costs of such supplies, materials and services exceed the costs that would have been paid had the supplies, materials and services been provided or rendered by parties unaffiliated with Landlord on a competitive basis.
     (xv) Advertising and promotional costs.
     (xvi) Expenses directly resulting from the negligence or willful misconduct of Landlord, its agents, contractors or employees, and costs incurred because Landlord violated the terms of this Lease.
     (xvii) Any Expenses that are not reasonable and customary for other similar Class A office buildings in the Pleasanton area.
     (xviii) Any assessments shall be paid in the maximum number of installments permitted under applicable law.

C-2

Exhibit D
Work Letter
This Work Letter (“Work Letter”) describes and specifies the rights and obligations of Landlord and Tenant with respect to the design and construction of the Building, the exterior portion of the Real Property and the Tenant Improvements, as defined herein and in the Lease and certain allowances granted to Tenant hereunder.
1. Definitions. Terms which are defined in the Lease shall have the same meaning in this Work Letter. Additionally, as used in this Work Letter, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:
      (a) Base Construction shall mean the construction of the Building to be built on the Real Property, the site improvements and all other improvements, fixtures and facilities to be constructed on the Premises, exclusive of the Tenant Improvements. The Base Construction shall be paid in its entirety by Landlord and the scope of Base Construction is outlined below in Paragraph 2.
      (b) Base Construction Plans and Specifications shall mean the plans specifications and other information prepared or to be prepared by Landlord’s Architect necessary to complete the Base Construction.
      (c) Landlord’s Architect shall mean DES Architects who is an architect licensed to practice in the state of California.
      (d) Plans and Specifications shall mean collectively the Basic Construction Plans and Specifications and the Tenant Improvement Plans and Specifications.
      (e) Tenant’s Architect shall mean Interform who is an architect licensed to practice in the State of California.
      (f) Tenant Improvements Plans and Specifications shall mean the plans and specifications and other information prepared or to be prepared by Tenant’s Architect and, to the extent necessary, Landlord’s mechanical, electrical and HVAC engineers, necessary for the construction of the Tenant Improvements.
      (g) Tenant Improvements shall mean the improvements necessary to allow Tenant to occupy the Building, other that the Base Construction. The Tenant Improvements shall be described in and defined by the Tenant Improvements Plans and Specifications.

      (h) Tenant Improvements Work shall mean all materials and labor to be added to the Base Construction in order to complete the installation of the Tenant Improvements within the Premises for Tenant in accordance with the Tenant Improvements Plans and Specifications, including, without limitation any modification to Base Construction, any structural, electrical, mechanical or plumbing modifications required to meet Tenant’s requirements, and any special air conditioning work required to be performed in the Premises.
      (i) Cost of the Tenant Improvements Work shall mean the cost of all materials and labor to be added to the Base Construction in order to complete the installation of the Tenant Improvements within the Premises in accordance with the Tenant Improvements Plans and Specifications.
      (j) Allowance shall mean the sum of a) $28.00 times the number of rentable square feet in the Premises, as determined pursuant to Section 2.1, plus b) $55,000.
      (k) Landlord’s Costs shall mean the sum of (i) the cost of the Base Construction and (ii) that portion of the Cost of the Tenant Improvements Work up to, but not in excess of, the aggregate amount of the Allowance.
      (1) Tenant’s Costs shall mean that portion of the Cost of the Tenant Improvements Work in excess of Landlord’s Costs.
      (m) Change Costs shall mean all costs or expenses attributable to any change in the Tenant Improvement Plans and Specifications (except Change Costs which result from Landlord’s negligence) which, when added to other costs and expenses incurred in completing the Tenant Improvements Work, exceed Landlord’s Costs, including, without limitation, (i) any cost caused by direction of Tenant to omit any item of Tenant Improvements Work contained in the Tenant Improvement Plans and Specifications, (ii) any additional architectural or engineering services, (iii) any changes to materials in the process of fabrication, (iv) the cancellation or modification of supply or fabricating contracts, (v) the removal or alteration of any Tenant Improvements Work or any plans completed or in process, or (vi) delays affecting the schedule of the Tenant Improvements Work.
      (n) Working Days shall mean all days of the week other than Saturday, Sunday and Legal holidays.
2. Scope of Building, Site and Core Construction. Landlord shall use its’ diligent effort to complete the Base Construction in the time frames set forth in the Lease. The final design and finishes of the Building exterior shall be at Landlord’s sole discretion, provided that such design and finishes shall be consistent in style and quality with other first class buildings in the Pleasanton area. The Building lobby and restrooms shall be designed by

Landlord with approval from Tenant or Tenant’s architect, which approval shall not be unreasonably withheld or delayed. The finishes for the Building lobby and restrooms shall be in general conformance with the existing finishes of the office building called “Birch Lakes” which is located at 7031 Koll Center Parkway, Pleasanton, California and shall be subject to the joint approval of Landlord and Tenant or Tenant’s Architect. The overall scope of the Base Construction shall be as follows:
1.	All site work including but not limited to; parking lot, parking lot lighting, landscaping, irrigation, drainage, utilities, service facilities, entry walks, roof screens, bike racks, trash receptacles, exterior lighting, etc.

2.	All exterior concrete tilt-up walls; unfinished on the interior surface.

3.	All exterior glass and painting.

4.	Slab-on-grade first floor, concrete fill on metal deck second floor designed for 100 per square foot live load plus 20 per square foot partition load.

5.	Roof insulation throughout.

6.	Exterior doors and hardware including card readers (exterior doors only).

7.	Lobby — two stories tall:
a.	Floor finishes: Stone (allowance of $8.00 per square foot for materials) with carpet inset.

b.	Wall finish: Vinyl wall covering. Stone base to match floor around elevator.

c.	Ceiling: Painted gypsum board with coffer and coved lighting.

d.	Lighting: From the ceiling and wall sconces.

e.	Stair: Architectural quality with decorative handrail of metal and/or glass. Wood top cap.
8.	Elevator — upgraded capacity and finishes:
a.	Hydraulic operation.

b.	Polished stainless steel door and frame.

c.	Match lobby floor covering.

d.	Upgraded ceiling such as chrome or mirror finish with recessed lights.

e.	Use of mirror within the cab; in the comers or at the back wall.

f.	Chair rails.

g.	Decorative plastic laminate stand-off wall panels.

h.	Pad hooks.

i.	Key lock-out.

j.	Motion sensor to control lights.

k.	High cab.

1.	Telephone.

m.	Freight capacity.
9.	Toilet rooms.
a.	Floor finishes: Ceramic tile.

b.	Wall finish: Ceramic tile — full height.

c.	Ceiling: Painted gypsum board with washable paint and coved lighting.

d.	Plastic laminate vanity countertops.

e.	Flush mounted sinks with chrome lever handle faucets.

f.	Ceiling hung plastic laminate toilet partitions.

g.	Wall mounted flush valve toilets.

h.	Number of fixtures valve toilets.

i.	Floor drain.

j.	Hose bib.

k.	Mirror full wall in front of sinks.

1.	Full length mirror with adjacent shelf.

m.	Motion detector light switches.

n.	Typical accessories such as seat cover dispensers, sanitary napkin dispensers, semi-recessed paper towel dispensers and waste receptacle.
10.	Main building electrical and telephone rooms, building mail room and accommodation for a Fed Ex station.

11.	Air cooled HVAC package equipment on the roof, distribution through the lobby and toilet core and stub out at the tenant space. Main equipment sized to accommodate the density and configuration as set forth on the Concept Drawings (as defined below).

12.	Main electrical service of 277/480 volts sized to accommodate the density, buildout configuration, and any special computer room service needs set forth on the Concept Drawings.

13.	A sanitary sewer line running below the slab the length of the tenant wings. Sanitary sewer stub outs at second floor core so that sewer may be extended on that floor if required.

14.	Main fire sprinkler system including above ceiling uprights throughout the shell.

15.	Basic control system for all Building equipment supplied in the core with capacity to add modules for tenant work.

16.	Exterior window blinds.
3. Procedure and Schedules for the Completion of Tenant Improvement Plans and Specifications. The Tenant Improvement Plans and Specifications shall be completed in accordance with the following procedure and time schedules:
     (a) Concept Drawings. Within two (2) weeks following execution of the Lease, Tenant shall submit to Landlord four (4) sets of Concept Drawings, specifying the conceptual design and configuration of the Tenant Improvements proposed to be constructed within the Premises. The Concept Drawings shall also set forth a mechanical and electrical outline specification defining the Tenant’s specific Tenant Improvements expected to be constructed within the Premises. Such drawings and outline specifications shall include sufficient information to allow Landlord’s Architect to confirm the Base Construction including the base building mechanical and electrical capacities which Landlord shall be required to provide in the Base Construction in order to accommodate Tenant’s projected needs.
     (i) After receipt of concept drawings, Landlord shall, within five (5) Working Days, return to Tenant one set of prints of Concept Drawings with Landlord’s suggested modifications and/or approval, which approval shall not be unreasonably withheld. Unless such action is taken, Landlord will be deemed to have accepted and approved Tenant’s Concept Drawings.
     (ii) If Concept Drawings are returned to Tenant with comments, but not bearing approval of Landlord, the Concept Drawings shall be revised by Tenant and resubmitted to Landlord for approval within five (5) Working Days of their receipt by Tenant and the procedure set forth above for approval by Landlord shall be repeated. Unless such action is taken, Tenant will be deemed to have accepted and approved all of Landlord’s comments on the Concept Drawings.
     (b) Completion of Tenant Improvement Plans and Specifications. All Tenant Improvement Plans and Specifications shall be prepared in strict compliance with applicable building codes and to the extent possible shall adhere to the Concept Drawings approved by Landlord. Tenant or Tenant’s Architect shall deliver to Landlord’s Architect, not later than September 30, 1996 a detailed plan setting forth any and ail electrical, mechanical and structural requirements and Landlord’s Architect shall retain, at Tenant’s expense, Landlord’s electrical, mechanical and structural engineers to prepare all necessary electrical, mechanical and structural construction drawings which shall be included as a part of the Tenant Improvement Plans and Specifications. All construction documents and calculations prepared by Tenant’s Architect shall be submitted by Tenant in the form of four (4) sets of blueline prints, to Landlord for approval. Landlord shall either approve or disapprove of the construction documents within ten (10) working days. If the Plans and Specifications are returned to Tenant with comments, but not bearing approval of Landlord, the Plans and Specifications shall be immediately revised by Tenant and resubmitted to Landlord for approval within ten (10) working days of their receipt by Tenant in which case the approval process set forth above shall be repeated.
     (i) The fees for Tenant’s Architect and any consultants or engineers retained by or on behalf of Tenant or Tenant’s Architect (including, but not limited to, the electrical, mechanical and structural engineers required to be retained under this paragraph) shall be paid by Tenant.
     (ii) Tenant shall have the sole responsibility for compliance of the Tenant Improvement Plans and Specifications with all applicable statues, codes, ordinances and other regulations, and the approval of the Tenant Improvement Plans and Specifications or calculations included therein by Landlord shall not constitute an indication, representation or certification by Landlord that such Tenant Improvement Plans and Specifications or calculations are in compliance with said statutes, codes, ordinances and other regulations.

Upon completion of the Tenant Improvements, Tenant’s Architect shall deliver to Landlord an “as-built” set of Plans and Specifications for the Premises, together with such other information required by Landlord to place the information from the “as-built” Plans and Specifications on to Landlord’s data base; the cost of providing the “as-built” Plans and Specifications, together with Landlord’s cost to place the information on to Landlord’s data base, shall be borne by Landlord.
4. Pricing. On or before the date which is ten (10) Working Days after final approval of the Tenant Improvements Plans and Specifications, Landlord shall notify Tenant in writing of the Cost of the Tenant Improvements Work. Landlord shall use its general contractor to construct the Tenant Improvements provided the general contractor’s fee shall be the lesser of four percent (4%) or the amount charged to Landlord by the general contractor for the Base Construction. The General Contractor shall be required to obtain a minimum of three (3) competitive subcontractor bids from each major trade for the Tenant Improvements Work. Within ten (10) Working Days after its receipt of Landlord’s written notice identifying the Cost of the Tenant Improvements Work, Tenant shall either approve such Cost of the Tenant Improvements Work in writing or cause the Tenant Improvements Plans and Specifications to be revised and resubmitted to Landlord for approval. On or before the date which is ten (10) Working Days from Landlord’s receipt of such revised Tenant Improvements Plans and Specifications, Landlord shall either approve the revised Tenant Improvements Plans and Specifications and give to Tenant a revised Cost of the Tenant Improvements Work or give to Tenant Landlord’s comments on such revised Tenant Improvements Plans and Specifications in which case the approval and bidding process set forth above shall be repeated.
5. Payments. Landlord shall determine the percentage of the Cost of the Tenant Improvements Work which is allocable to Landlord and the percentage of the Cost of the Tenant Improvements Work which is allocable to Tenant. Landlord shall also revise its determination of such percentages based on any changes in the Cost of the Tenant Improvements Work due to change orders affecting the Tenant Improvements Plans and Specifications. Within ten (10) days after Tenant’s receipt of an invoice from Landlord, together with all appropriate supporting documentation, which identifies that portion of the Cost of the Tenant Improvements Work to be incurred, respectively, by the Landlord and Tenant, Tenant shall pay to Landlord the percentage of the Cost of the Tenant Improvements Work allocable to Tenant, as Tenant’s Costs, as determined by Landlord from time to time. Notwithstanding, Landlord’s demand may not be made until thirty (30) days before Landlord owes the amount to the general contractor. Landlord’s obligation for payment with respect to the Work shall not exceed the aggregate amount of Landlord’s Costs; and after Landlord has paid Landlord’s Costs, Tenant shall thereafter pay all Cost of the Tenant Improvements Work as required herein, including, without limitation, any Change Costs, provided that Landlord shall not be obligated to pay any Change Costs that are not the result of any change order initiated or caused by Tenant or Tenant’s Architect or caused by any Tenant Delay. The amounts payable to Landlord hereunder shall constitute Rent due pursuant to the Lease and failure to make any such payment when due shall constitute a default under the Lease, entitling Landlord to exercise any or all of its remedies hereunder, as well as all remedies otherwise available to Landlord. Any cost savings achieved after completion of the Work shall be credited to Tenant’s rental account.
6. Performance of Work and Delays. Landlord shall cause the Contractor to perform the Tenant Improvement Work in substantial accordance with the Tenant Improvement Plans and Specifications. In that regard, Landlord shall perform as construction manager for the construction of the Tenant Improvements in accordance with the Tenant Improvement Plans and Specifications. If a delay shall occur in the completion of the Tenant Improvement Work by Landlord as the result of and Tenant Delay, then any such delay shall not justify any extension of the Commencement Date of the Lease.
7. Change Orders. All changes and modifications in the Tenant Improvement Work from that contemplated in the Tenant Improvement Plans and Specifications, whether or not such change or modification gives rise to a Change Cost, must be evidenced by a written Change Order executed by both Landlord and Tenant. In that regard, the party requesting a Change Order shall submit to the other party such information as such party shall require with respect to any such requested Change Order. After receipt of a requested Change Order, together with such information as the party to whom such Change Order request is submitted shall require with respect thereto, such party shall return to the requesting party either the executed Change Order, which will evidence such party’s approval thereof, or the Tenant Improvement Plans and Specifications with respect thereto with such party’s suggested modification.
8. Punch list. Prior to Tenant installing its trade fixtures, Tenant and Landlord shall perform a walk through the Premises with Landlord and complete a punch list of items needing additional work by Landlord. Within thirty (30) days after Tenant’s occupancy of the Premises, Tenant shall conduct a subsequent walk-though inspection and provide Landlord with a final punch list of items needing additional work by Landlord. Other than the items specified in either of said punch lists and latent defects not discoverable by Tenant, by occupying the Premises for the purpose of conducting business, Tenant shall be deemed to have accepted the Premises in good, clean and completed condition and repair, subject to all applicable laws, codes and ordinances. Tenant shall have one year following delivery of the Premises within which to submit to Landlord requests for repair of latent defects. The punch list to be prepared by Tenant shall not include any damage to the Premises caused by Tenant’s move-in, which damages shall be repaired or corrected by Tenant, at its expense. Landlord’s contractor shall complete all punch list items within fifteen (15) days after the walk-through inspection or as soon as practicable thereafter. Upon completion of any punch list item, Landlord shall notify Tenant and Tenant shall approve or disapprove such completed item in writing. If Tenant fails to disapprove such items within seven (7) days after completion, such item shall be deemed approved by Tenant.
9. Whole Agreement: No Oral Modification. This Work Letter embodies all representations, warranties and agreements of Landlord and Tenant with respect to the matter described herein and this Work Letter may not be altered or modified except by an agreement in writing signed by the parties.
10. Paragraph Headings. The paragraph headings contained in this Work Letter are for convenient reference only and shall not in any way affect the meaning or interpretation of such paragraphs.
11. Notices. All notices required or contemplated hereunder shall be given to the parties in the manner specified for giving notices under the Lease.
12. Binding Effect. This Work Letter shall be construed under the laws of the State of California and shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
13. Conflict. In the event of conflict between this Work Letter and any other exhibits or addenda to this Lease, this Work Letter shall prevail.

Exhibit E
Janitorial Specifications
Office Areas — Daily
1.	Empty and clean waste receptacles.

2.	Empty all desk ash trays.

3.	Dust office furniture and window ledges.

4.	Vacuum carpeted areas.

5.	Spot clean glass.

6.	Damp wipe tables and chairs in break rooms, kitchens, and lounge areas. Damp mop floors in same.

7.	Dust and mop composition and/or wood flooring. Apply finish as needed.

8.	Vacuum interior carpeted stairs. Sweep and dust mop/damp mop all other interior stairs.

9.	Spot clean carpets.

10.	Properly position furniture in offices, training rooms, and conference rooms.
Office Areas — Periodic
1.	Clean and disinfect telephones.

2.	Machine polish floors in break rooms, kitchens and lounge areas.

3.	Dust high ledges, moldings, credenza tops and book shelves.

4.	Dust baseboards.

5.	Dust Venetian blinds.

6.	Clean diffusers and return air vents.

7.	Strip, seal and refinish vinyl tile floors.
Restrooms — Daily
1.	Clean, sanitize and disinfect fixtures.

2.	Clean and polish mirrors and bright metal.

3.	Mop floors and rinse thoroughly.

4.	Spot clean tile walls and partitions.

5.	Empty, clean and sanitize waste containers and sanitary napkin receptacles.

6.	Wipe exposed fittings and pipes with disinfectant to maintain a sanitary manner.

7.	Replace plastic liners from building stock in waste receptacles as needed.

Restrooms — Periodic
1.	Clean diffusers and return vents.

2.	Wash ceramic tile walls.

3.	Wash metal partitions.

4.	Scrub ceramic tile floors.
Elevators — Daily
1.	Clean and polish bright metal trim, i.e. doors and door frames.

2.	Vacuum and remove debris from elevator tracks.

3.	Dust and spot clean interior walls.

4.	Vacuum and spot clean carpeted floors.

5.	Sweep and damp mop composition floors. Apply finish and spray buff as needed.
Lobbies, Hallways, Public and Common Areas — Daily
1.	Clean cigarette urns, interior and exterior.

2.	Clean and disinfect water fountains and coolers.

3.	Vacuum carpeted areas.

4.	Sweep and/or dust mop stone, ceramic, concrete, tile, marble, terrazzo, linoleum rubber, asphalt, or wood floor surfaces.

5.	Spot clean glass entrance doors.

6.	Clean and polish bright metal.

7.	Police stairwells.

8.	Remove finger marks from wall switches, door knobs, and door jambs.

9.	Damp wipe and dry polish lobby directories.

10.	Spot clean carpets.
Lobbies, Hallways, Public and Common Areas — Periodic
1.	Remove lint or dust particles from fabric wall coverings.

2.	Spot clean doors and door jambs.

3.	Sweep and mop stairwells.

4.	Machine polish all stone, vinyl tile and wood surfaces.

5.	Clean baseboards.

6.	Clean fire extinguishers boxes.

7.	Dust Venetian blinds, window frames and ledges.

8.	Dust low ledges, moldings, picture frames, chair rails, vents and trim.

9.	Dust railings in stairwells.

10.	Clean diffusers and return vents.

11.	Strip, seal and refinish vinyl tile and granite floors.

Building Windows — Twice Yearly
1.	Wash and clean exterior windows of the Building no less than two times during any twelve month period.

Exhibit F
Rules and Regulations
     I. The sidewalks, halls, passages, exits, entrances, elevators, malls, and stairways of the Building shall not be obstructed by Tenant or any of Tenant’s agents or used by it or any of them for any purpose other than for ingress to or egress from the Premises. The halls, passages, exits, entrances, malls, and stairways are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant and its employees and invitees shall not go upon the roof of the Building, except in areas that Landlord may designate from time to time.
     II. No awning canopy or other projection of any kind over or around the windows or entrances of the Premises shall be installed by Tenant, and only such window coverings as are Building standard shall be used in the Premises.
     III. The Premises shall not be used for lodging or sleeping, and no cooking shall be done or permitted by Tenant on the Premises, except that the preparation of food in microwave ovens and coffee, tea, hot chocolate and similar items for Tenant and its employees shall be permitted.
     IV. Landlord will furnish Tenant with two (2) keys per floor of the Premises, free of charge. Except for Tenant’s computer room, no additional locking devices shall be installed without the prior written consent of Landlord. Landlord may make reasonable charges for the removal of any additional lock or any bolt installed on any door of the Premises without the prior consent of Landlord. Tenant shall in each case furnish Landlord with a key or entrance code for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building and the Premises.
     V. Landlord shall have the right to prescribe the method of reinforcement or weight distribution (as Landlord shall determine in its sole discretion) for all equipment, materials, supplies, furniture or other property brought into the Building that will impose a load of more than fifty (50) pounds per square foot. Landlord will not be responsible for loss of or damage to any such property from any cause (except to the extent resulting from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors), and all damage done to the Building by moving or maintaining Tenant’s property shall be repaired at the reasonable expense of Tenant.

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     VI. Tenant shall not use or suffer to be used or kept in the Premises or the Building any kerosene, gasoline or flammable or combustible fluids or materials except as customarily used in offices or use any method of heating or air conditioning other than that supplied by Landlord.
     VII. Tenant shall use reasonable efforts to ensure that all doors and windows of the Premises are closed and securely locked and all water faucets, water apparatus and utilities are shut off at such time as Tenant’s employees leave the Premises.
     VIII. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited therein, and any damage resulting to such facilities from misuse by Tenant or its employees or invitees shall be paid for by Tenant.
     IX. Except as permitted in Tenant’s Lease, Tenant shall not sell, or permit the sale from the Premises of, or use or permit the use of any sidewalk or mall area adjacent to the Premises for the sale of, newspapers, magazines, periodicals, theater tickets or any other goods, merchandise or service, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises be used for manufacturing of any kind, or for any business or activity other than that specifically provided for in Tenant’s Lease.
     X. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.
     XI. Tenant and Tenant’s agents shall not use in any space, or in the common areas of the Building, any handtrucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve, and Tenant shall use reasonable efforts to cause its invitees to comply with the provisions of this sentence. No other vehicles of any kind shall be brought by Tenant or its employees or invitees into the Building or kept in or about the Premises.
     XII. Tenant shall store all its trash and garbage within the Premises until removal. All trash placed in any portion of the Real Property for pick-up shall be placed in locations and containers approved by Landlord.
     XIII. All loading, unloading and delivery of merchandise, supplies, materials, garbage and refuse shall be made only through such entryways and elevators and at such times as Landlord shall designate. While loading and unloading, Tenant and its employees and invitees shall not obstruct or permit the obstruction of the entryways to the Building or any tenant’s space therein.

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     XIV. Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Building is prohibited, and Tenant shall cooperate to prevent such acts.
     XV. Tenant shall not permit the use or the operation of any video or mechanical games or pay telephones on the Premises.
     XVI. Landlord may direct the use of all pest extermination and scavenger contractors to eliminate pests caused or introduced into the Premises by Tenant or any of Tenant’s agents at such intervals as Landlord may require, at Tenant’s sole cost and expense.
     XVII. Tenant shall immediately, upon request from Landlord (which request need not be in writing), reduce its lighting in the Premises for temporary periods designated by Landlord (but not more than one-third (1/3) of the total lighting in the Premises for more than two (2) hours in any twenty-four (24) hour period), when required in Landlord’s judgment to prevent overloads of the mechanical or electrical systems of the Building.
     XVIII. The requirements of Tenant will be attended to only upon application by telephone or in person by Tenant’s designated representative at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.
     XIX. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any Rule or Regulation against any or all of the tenants of the Building.
     XX. These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
     XXI. Tenant shall not obtain for use in the Premises ice, drinking water, food, beverage, towel or other similar services, except at reasonable hours and under reasonable regulations fixed by Landlord.
     XXII. Tenant shall be entitled to its proportionate share (based on rentable area) of listings in the Building lobby directory. All signage, lettering or other writing or decoration on or visible from the exterior of the Premises shall require Landlord’s prior written approval, which shall not be unreasonably withheld.
Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

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